UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
SCHEDULE 14A
(RULE 14a-101)
SCHEDULE 14A INFORMATION
Proxy Statement pursuant to Section 14(a) of the
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Systemax Inc.
(Name of Registrant as Specified in Its Charter)
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11 Harbor Park Drive, Port Washington, NY 11050 • 516.608.7000 • investinfo@systemax.com

Notice of Annual Meeting of Stockholders

Date and time:	Monday, June 3, 2019, at 12:00 p.m., local time

Location:	Systemax Inc., 11 Harbor Park Drive, Port Washington, NY 11050

Purpose:	(1) To elect the 8 director nominees named in the proxy statement;

(2) To ratify the appointment of Ernst & Young LLP as our independent auditor for fiscal year 2019; and

(3) To transact such other business as may properly come before the meeting or any adjournment or postponement.

Who may vote:	Stockholders of record at the close of business on April 10, 2019 are entitled to notice of, and to vote at, the meeting or any adjournment or postponement.

By order of the Board of Directors,

Eric Lerner
Senior Vice President and General Counsel
April 22, 2019

Important notice regarding the availability of proxy materials for the
Annual Meeting of Stockholders to be held on June 3, 2019:

This Notice of Annual Meeting of Stockholders, the accompanying proxy statement and our 2018 Annual Report to Stockholders all are available at www.proxyvote.com.

PROXY STATEMENT

General Information

These proxy materials are being furnished to solicit proxies on behalf of the Board of Directors of Systemax Inc. for use at our Annual Meeting of Stockholders to be held on Monday, June 3, 2019, and at any adjournment or postponement. Our Annual Meeting will take place at our headquarters located at 11 Harbor Park Drive, Port Washington, NY, at 12:00 p.m., local time.
These proxy materials include our Notice of Annual Meeting and Proxy Statement and our 2018 Annual Report to Stockholders, which includes our Fiscal 2018 Form 10-K. In addition, these proxy materials may include a proxy card for our Annual Meeting. These proxy materials are first being sent or made available to our stockholders commencing on April 22, 2019.

Notice of Internet Availability of Proxy Materials

We have implemented the Securities and Exchange Commission, or SEC, “Notice Only” rule that allows us to furnish our proxy materials over the Internet to our stockholders instead of mailing paper copies. As a result, beginning on or about April 22, 2019, we mailed to most of our stockholders of record on April 10, 2019 a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy materials over the Internet and vote online.
This notice is not a proxy card and cannot be used to vote your shares. If you received a notice this year, you will not receive paper copies of the proxy materials unless you request the materials by following the instructions on the notice or on the website referred to in the notice.
If you own shares of common stock in more than one account—for example, in a joint account with your spouse and in your individual brokerage account—you may have received more than one notice. To vote all of your shares by proxy, please follow each of the separate proxy voting instructions that you received for your shares of common stock held in each of your different accounts.

Record Date

We have fixed the close of business on April 10, 2019 as the record date for determining our stockholders entitled to notice of and to vote at our Annual Meeting.
On that date, we had 37,428,796 shares of common stock outstanding. Stockholders as of the record date will have one vote per share on each voting matter.

Quorum

The presence of the holders of a majority of the outstanding shares of common stock entitled to vote at our Annual Meeting, present in person or represented by proxy, is necessary to constitute a quorum.
Abstentions and “broker non-votes” (discussed below) will be counted as present for purposes of establishing a quorum.

How to Vote

Stockholders of record. If you are a “stockholder of record” (meaning your shares are registered in your name with our transfer agent, American Stock Transfer & Trust Company, LLC) you may vote either in person at our Annual Meeting or by proxy.

If you decide to vote by proxy, you may do so in any one of the following three ways:

You may vote your shares 24 hours a day by logging on to a secure website, www.proxyvote.com, and following the instructions provided. You will need to enter identifying information that appears on your proxy card or the Notice. The internet voting system allows you to confirm that your votes were properly recorded.

You may vote your shares 24 hours a day by calling the toll free number (800) 690-6903, and following instructions provided by the recorded message. You will need to enter identifying information that appears on your proxy card or the Notice. As with the internet voting system, you will be able to confirm that your votes were properly recorded.

If you received a proxy card, you may mark, sign and date your proxy card and return it by mail in the enclosed postage-paid envelope.

Internet and telephone voting is available through 11:59 PM Eastern Time on Sunday, June 2, 2019.

If you vote by mail, your proxy card must be received before our Annual Meeting to assure that your vote is counted. We encourage you to vote promptly.

Beneficial owners. If, like most stockholders, you are a beneficial owner of shares held in “street name” (meaning a broker, trustee, bank or other nominee holds shares on your behalf), you may vote in person at our Annual Meeting only if you obtain a legal proxy from the nominee that holds your shares. Alternatively, you may vote by completing, signing and returning the voting instruction form that the nominee provides to you or by following any telephone or Internet voting instructions described on the voting instruction form, the Notice or other materials that the nominee provides to you.

No matter in what form you own your shares – We encourage you to vote promptly.

Votes Required to Adopt the Proposals

➢
Proposal 1 – The affirmative vote of a plurality of the outstanding shares of common stock entitled to vote and present, in person or by proxy, at a meeting at which a quorum is present will be required to elect the nominated directors to the Board.

➢
Proposal 2 – The affirmative vote of a majority of the outstanding shares of common stock entitled to vote and present, in person or by proxy, at a meeting at which a quorum is present will be required to ratify the appointment of Ernst & Young LLP as our independent auditors.

How Shares Will Be Voted

Proxies will be voted as specified by the stockholders. Where specific choices are not indicated, proxies will be voted, per the Board’s recommendations, FOR Proposals 1 and 2. If any other matters properly come before our Annual Meeting, the persons named in the proxy will vote at their discretion.

List of Stockholders

A list of our stockholders satisfying the requirements of Section 219 of the Delaware General Corporation Law will be available for inspection for any purpose germane to our Annual Meeting during normal business hours at our headquarters at least ten days prior to our Annual Meeting.

Changing or Revoking Your Proxy

Your attendance at our Annual Meeting will not automatically revoke your proxy.
Stockholders of record. If you are a stockholder of record, you may change or revoke your proxy at any time before a vote is taken at our Annual Meeting by giving notice to us in writing or at our Annual Meeting, by executing and forwarding to us a later-dated proxy or by voting a later proxy over the telephone or the Internet.
Beneficial owners. If you are a beneficial owner of shares, you should check with the broker, trustee, bank or other nominee that holds your shares to determine how to change or revoke your vote.

Abstentions

➢	Proposal 1 – Abstentions will have no effect on the election of directors.

➢	Proposal 2 – Abstentions will have the same effect as a negative vote regarding the ratification of Ernst & Young LLP as our independent auditors.

Broker Non-Votes

A “broker non-vote” occurs when a broker or other nominee holding shares for a beneficial owner does not vote on a particular proposal because they do not have discretionary voting power for that proposal and have not received instructions from the beneficial owner.
If you are a beneficial owner whose shares are held by a broker, as stated above you must instruct the broker how to vote your shares. If you do not provide voting instructions, your broker is not permitted to vote your shares on the election of directors.
In the absence of voting instructions, the broker can only register your shares as being present at our Annual Meeting for purposes of determining a quorum and may vote your shares on ratification of the appointment of our auditor.

Frequently Asked Questions

How can I access the proxy materials over the Internet?

Your Notice of the Internet Availability of the proxy materials, proxy card or voting instruction card will contain instructions on how to view our proxy materials for our Annual Meeting on the Internet. Our proxy materials and Annual Report on Form 10-K for fiscal 2018, as well as the means to vote by Internet, are available at www.proxyvote.com.

How may I obtain a paper copy of the proxy materials?

The Notice of the Internet Availability of the proxy materials, provides instructions about how to obtain a paper copy of the proxy materials. If you did not receive the notice, you will receive a paper copy of the proxy materials by mail.

What is “householding”?

SEC rules allow us to send a single copy of the proxy materials or the Notice of Internet Availability of Proxy Materials to multiple stockholders sharing the same address and last name, or who we reasonably believe are members of the same family in a manner provided by such rules. This practice is referred to as “householding” and we use this process to achieve savings of paper and mailing costs.

How can I find voting results of our Annual Meeting?

We will announce preliminary voting results at our Annual Meeting and we will publicly disclose the results on a Form 8-K within four business days of our Annual Meeting, as required by SEC rules.

Proposal No. 1 – Election Of Directors

At our Annual Meeting, eight directors are to be elected to hold office until the 2020 annual meeting and until their successors have been elected and qualified. All nominees are current Systemax Board members who were elected by stockholders at the 2018 annual meeting, except for Mr. Paul S. Pearlman, who was appointed to the Board as an independent director in January 2019.
There are no family relationships among any of our directors or executive officers or nominees for director or executive officer, except that Messrs. Richard, Bruce and Robert Leeds are brothers. Except as disclosed herein, there were no arrangements or understandings between any director or nominee for director and any other person pursuant to which such person was selected as a director or nominee for director.
The accompanying proxy will be voted FOR the election of the Board’s nominees unless contrary instructions are given. If any Board nominee is unable to serve, which is not anticipated, the persons named as proxies intend to vote, unless the Board reduces the number of nominees, for such other person or persons as the Board may designate.
When voting by proxy with respect to the election of directors, stockholders may vote in favor of all nominees, withhold their votes as to all nominees or withhold their votes for specific nominees.

Richard Leeds
Executive Chairman

Director Since: 1995	Age: 59
Richard Leeds joined Systemax in 1982 and served as our Chairman and CEO from April 1995 until becoming our Executive Chairman in March 2016. He also served as President of our Industrial Products Group until 2011. Mr. Leeds was selected to serve as Executive Chairman of our Board due to his experience and depth of knowledge of Systemax and the direct marketing, computer and industrial products industries, his role in developing and managing our business strategies and operations, as well as his exceptional business judgment and leadership qualities.

Bruce Leeds
Vice Chairman

Director Since: 1995	Age: 63
Bruce Leeds joined Systemax in 1977 and has served as our Vice Chairman since April 1995. He also served as President of our International Operations until 2005. Mr. Leeds was selected to serve as a director on our Board due to his experience and depth of knowledge of Systemax and the direct marketing, computer and industrial products industries, his role in developing and managing our business strategies and operations, his experience in international business as well as his exceptional business judgment.

Robert Leeds
Vice Chairman

Director Since: 1995	Age: 63
Robert Leeds joined Systemax in 1977 and has served as our Vice Chairman since April 1995. He also served as President of our Domestic Operations until 2005 and as Chief Executive of the North American Technology Products Group from 2013 to 2015. Mr. Leeds has served as a director since April 1995. Mr. Leeds was selected to serve as a director on our Board because of his experience and depth of knowledge of Systemax and the direct marketing, computer and industrial products industries, his role in developing and managing our business strategies and operations, his significant computer and technology industry experience as well as his exceptional business judgment.

Barry Litwin
Chef Executive Officer

Director Since: 2017	Age: 52
Mr. Litwin was appointed Chief Executive Officer of Systemax in January 2019. Prior to joining Systemax, he was the Chief Executive Officer of Adorama, Inc., a leading multi-channel retailer of professional camera, audio, and video equipment. Previous executive roles included overseeing e-commerce and marketing for Sears Holdings, Inc, Office Depot, and Newark Electronics, Inc, in addition to serving as an advisor to several early stage digital and technology companies. Mr. Litwin graduated from Indiana University with a BS degree, and an MBA in Operations from Loyola University, Quinlan School of Business in 1992. Mr. Litwin was selected to serve as a director on our Board due to his e-commerce and direct marketing expertise.

Robert D. Rosenthal
Independent Director

Director Since: 1995	Age: 70
Robert D. Rosenthal has been the lead independent director since October 2006. Mr. Rosenthal is Chairman and Chief Executive Officer of First Long Island Investors LLC, which he co-founded in 1983. Mr. Rosenthal is the Chairman and CEO of a wealth management company that invests in numerous public companies and is also an attorney and member of the bar of the State of New York. Mr. Rosenthal was selected to serve as a director on our Board due to his financial, investment and legal experience and acumen.

Chad M. Lindbloom
Independent Director

Director Since: 2017	Age: 54
Mr. Lindbloom was employed by C.H. Robinson Worldwide, Inc. – one of the world’s largest third-party logistics providers – from June 1990 through March 2018 in various roles, including Chief Information Officer, Chief Financial Officer and Controller. Mr. Lindbloom holds BS and MBA degrees from the Carlson School of Management at the University of Minnesota. Mr. Lindbloom was selected to serve as a director on our Board due to his supply chain and logistics expertise.

Paul S. Pearlman
Independent Director

Director Since: 2019	Age: 65
Mr. Pearlman is the managing partner of Kramer Levin Naftalis & Frankel LLP, a New York City headquartered international law firm, and has served in that position since August 2000. Mr. Pearlman is a 1978 cum laude graduate of St. John’s University School of Law and a 1975 graduate of George Washington University. Mr.
Pearlman was selected to serve as a director on our Board due to his business and legal experience and acumen as well as his management and leadership skills as the head of a prominent international law firm.

Lawrence Reinhold
Director

Director Since: 2009	Age: 59
Lawrence Reinhold joined Systemax as its Chief Financial Officer in January 2007 and served as President and CEO from March 2016 through January 2019. In January 2019, Mr. Reinhold entered into a two year consulting agreement with Systemax. Mr. Reinhold was previously the CFO of several publicly traded technology companies and a Partner with PricewaterhouseCoopers. Mr. Reinhold is a Certified Public Accountant. Mr. Reinhold was selected to serve as a director on our Board due to his contributions while working at Systemax and his extensive experience and expertise in business, strategy, finance, accounting, SEC reporting, public company management, mergers and acquisitions and financial systems.

The Board Recommends That You Vote for the Election
of All the Director Nominees (Proposal No. 1)

Corporate Governance

Board of Directors
Our Board currently consists of eight members, three of whom are independent under the rules of the SEC and New York Stock Exchange, or NYSE. Our Board is led by Executive Chairman Mr. Richard Leeds and Vice Chairmen Messrs. Bruce Leeds and Robert Leeds. Our independent directors have designated Mr. Rosenthal to be the Lead Independent Director.
Effective January 7, 2019, Mr. Litwin, a member of our Board, became the Chief Executive Officer of Systemax and accordingly no longer met the standards for independence required by the SEC and NYSE rules. Therefore, Mr. Litwin resigned his membership on our Audit Committee, Compensation Committee and Nominating/Corporate Governance Committee, but remains a member of the Board.

Effective January 7, 2019, the Board elected Mr. Pearlman to serve as an independent member of the Board , and he was appointed as a member of the Audit Committee, the Compensation Committee and the Nominating/Corporate Governance Committee.

Effective January 7, 2019, Mr. Reinhold entered into a two year consulting agreement with Systemax, pursuant to which he agreed to remain a director of Systemax and the Company agreed that he be nominated by the Board to be elected by stockholders of Systemax during the two year term of the consulting agreement, and if so nominated and elected to serve at least until the 2020 annual meeting of stockholders.

Our Board held 14 meetings in fiscal 2018. All of the directors attended at least 75% of the meetings of the Board and the respective committees of the Board on which they were members.
At last year’s annual meeting of stockholders held on June 4, 2018, two directors attended the meeting. We do not have a policy with regards to directors’ attendance at our annual meeting of stockholders.

Board Leadership Structure
We believe that the current mix of employee directors and non-employee independent directors that make up our Board, along with the independent oversight of our Lead Independent Director, benefits Systemax and our stockholders.
Although the Board does not have an express policy on whether or not the roles of CEO and Executive Chairman of the Board should be separate and if they are to be separate, whether the Executive Chairman of the Board should be selected from the non-management directors or be an employee, the Board believes that it should have the flexibility to make a determination from time to time in a manner that is in the best interests of Systemax and our stockholders at the time of such determination.
Our Board as well as our Board Committees conducts an annual evaluation in order to determine whether it and its committees are functioning effectively. As part of this annual self-evaluation, the Board evaluates whether the current leadership structure continues to be optimal for Systemax and our stockholders.
Our Board believes that the most effective Board leadership structure for Systemax at the present time is for the roles of CEO and Executive Chairman of the Board to be separate. Further, the Board believes that our Executive Chairman and two Vice Chairmen should also have management roles, so that our Executive Chairman and Vice Chairmen remain in closer touch with the operations of our business and so that, together with our CEO, they can focus their attention on different aspects of the strategic and operating challenges and opportunities ahead for the Industrial Products Group.
The Board believes that the independent directors provide effective oversight of management. Moreover, in addition to feedback provided during the course of Board meetings, the independent directors have regular executive sessions. Following an executive session of independent directors, the Lead Independent Director acts as a liaison between the independent directors and the Executive Chairman regarding any specific feedback or issues, provides the Executive Chairman with input regarding agenda items for Board and Committee meetings, and coordinates with the Executive Chairman regarding information to be provided to the independent directors in performing their duties.
Our Corporate Governance Guidelines provide the flexibility for our Board to modify or continue our leadership structure in the future, as it deems appropriate.

Director Independence
In connection with its annual review of director independence, the Board has determined that each of Messrs. Rosenthal, Lindbloom and Pearlman has no material relationship with Systemax (directly or as a partner, stockholder, or officer of an organization that has a relationship with Systemax) and meets the standards for independence required by the NYSE and SEC rules. The Board has not adopted any other categorical standards of materiality for independence purposes.
The Board made this determination based on
✓ the absence of any of the express disqualifying criteria relating to director independence set forth in Section 303A of the Corporate Governance Rules of the NYSE, and

✓	the criteria for independence required of audit committee directors by Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, and

✓
information provided by the directors to Systemax, which did not indicate any relationships (e.g., commercial, industrial, banking, consulting, legal, accounting, charitable, or familial) which would impair the independence of any of the non-management directors.

In making its determination, the Board took into consideration that certain Systemax directors and executive officers have each invested funds with or through a private investment firm, of which Mr. Rosenthal is Chairman and CEO (and which firm receives fees in respect of such investments), and may continue to do so in the future. The Board (in each case with Mr. Rosenthal and the investing directors being recused) determined that such relationship was not material to Mr. Rosenthal and does not affect his independence.
As a “controlled company,” Systemax is exempt from the NYSE requirement that listed companies have a majority of independent directors. A “controlled company” is defined by the NYSE as a company of which more than 50% of the voting power for the election of directors is held by an individual, group or other company. Systemax is a “controlled company” in that more than 50% of the voting stock for the election of directors of Systemax, in the aggregate, is owned by certain members of the Leeds family (including Messrs. Richard, Bruce and Robert Leeds, each of whom is an officer and director of Systemax) and certain Leeds’ family trusts and other entities controlled by them (collectively, the “Leeds Group”). The members of the Leeds Group have entered into a Stockholders Agreement with respect to certain shares they each own. See Transactions with Related Persons / page 21 of this proxy statement.

Lead Independent Director
The independent directors have designated Mr. Rosenthal to serve as our Lead Independent Director.
In addition to presiding at executive sessions of non-management directors, the Lead Independent Director has the responsibility to coordinate the activities of the independent directors, and to perform the following functions:

➢
advise the Executive Chairman of the Board as to an appropriate schedule of Board meetings, seeking to ensure that the independent directors can perform their duties responsibly while not interfering with the flow of Systemax’s operations;

➢	provide the Executive Chairman with input as to the preparation of agendas for the Board and committee meetings;

➢
advise the Executive Chairman as to the quality, quantity, and timeliness of the flow of information from our management that is necessary for the independent directors to effectively and responsibly perform their duties, and although our management is responsible for the preparation of materials for the Board, the Lead Independent Director may specifically request the inclusion of certain material;

➢	recommend to the Executive Chairman the retention of consultants who report directly to the Board;

➢
assist the Board and our officers in assuring compliance with and implementation of the corporate governance policies; and be principally responsible for recommending revisions to the corporate governance policies;

➢
coordinate and develop the agenda for, and moderate executive sessions of, the independent directors of the Board, and act as principal liaison between the independent directors and the Executive Chairman on sensitive issues; and

➢	recommend to the Executive Chairman the membership of the various Board committees.

Meetings of Non-Management Directors
The NYSE requires the “non-management directors” or independent directors of a NYSE-listed company meet at regularly scheduled executive sessions without management and to disclose in their annual proxy statements:

➢	the name of the non-management director who is chosen to preside at all regularly-scheduled executive sessions of the non-management members of the board of directors, and

➢
a method for all interested parties to communicate directly with the presiding director or with the non-management directors as a group (this method is described below under “Communicating with the Board”).

The Board’s non-management or independent directors meet separately in executive sessions, chaired by the Lead Independent Director (currently Mr. Rosenthal), at least quarterly.

Communicating with the Board
Stockholders and other interested parties may communicate with the Board, any committee of the Board, any individual director (including the Lead Independent Director) or the independent directors as a group, by directing communication to:

investinfo@systemax.com

Office of the Corporate Secretary Systemax Inc. 11 Harbor Park Drive Port Washington, NY 11050
Communications from stockholders will be distributed to the entire Board unless addressed to a particular committee, director or group of directors. The Corporate Secretary will not distribute communications that are unrelated to the duties of the Board, such as spam, junk mail, mass mailings, business solicitations and advertisements.

Committees of the Board
The Board has a standing Audit Committee, Nominating/Corporate Governance Committee, and Compensation Committee. In addition, the Board has an Executive Committee empowered to act for the Board in certain circumstances, but the Executive Committee did not exercise its power in 2018. See Executive Committee / page 14 of this proxy statement.

Committee Composition

		Audit Committee	Nominating/Corporate Governance Committee	Compensation Committee
Robert D. Rosenthal	I
Chad M. Lindbloom	I
Paul S. Pearlman	I
	I = Independent Director		= Chairman	= Member

Mr. Rosenthal served as the Chairman of the Audit Committee and the Compensation Committee from January 2018 until April 2018. In April 2018, Mr. Lindbloom was appointed as the Chairman of the Audit Committee and Mr. Litwin was appointed as the Chairman of the Compensation Committee. On January 7, 2019, when Mr. Litwin was appointed as the Chief Executive Officer of Systemax, he resigned his membership on each of the three Board committees but remains a member of the Board. On such date, Mr. Lindbloom was appointed the Chairman of the Compensation Committee and Mr. Pearlman became an independent member of the Board, and was appointed as a member of the Audit Committee, the Compensation Committee and the Nominating/Corporate Governance Committee.

Audit Committee

Number of Meetings Held in Fiscal 2018: Eight
The Audit Committee is appointed by the Board to assist the Board with oversight of:

•	the integrity of our financial statements;

•	our compliance with legal and regulatory requirements;

•	the independence and qualifications of our external auditors; and

•	the performance of our internal audit function and external auditors.
It is the Audit Committee’s responsibility to retain or terminate our independent registered public accountants, who audit our financial statements, and to prepare the Audit Committee report that the SEC requires to be included in our annual proxy statement. See Report of the Audit Committee / page 17 of this proxy statement.
As part of its activities, the Audit Committee meets with our auditors at least annually to review the scope and results of the annual audit and quarterly to discuss the review of the quarterly financial results.
In addition, the Audit Committee receives and considers the independent registered public accountants’ comments and recommendations as to internal controls, accounting staff, management performance and auditing procedures.

The Audit Committee is also responsible for establishing procedures for:

➢	the receipt, retention and treatment of complaints received by Systemax regarding accounting, internal accounting controls and auditing matters, and

➢	the confidential, anonymous submission by employees of Systemax of concerns regarding questionable accounting or auditing matters.
In addition, the Audit Committee is responsible for reviewing, and discussing with management and reporting to the Board regularly, our risk assessment and risk management processes, although it is senior management’s responsibility to assess and manage our exposure to risk under the oversight of the Board.
In addition, the Audit Committee works together with the Compensation Committee to ensure that our compensation policies address and promote our risk management goals and objectives. The Audit Committee also discusses with management our major financial risk exposures and the steps management has taken to monitor and control such exposures.
The Board has determined that Messrs. Rosenthal, Lindbloom and Pearlman are “audit committee financial experts” as defined under SEC regulations.
Systemax does not have a standing policy on the maximum number of audit committees of other publicly owned companies on which the members of the Audit Committee may serve. However, if a member of the Audit Committee simultaneously serves on the audit committee of more than two other publicly-owned companies, the Board must determine whether such simultaneous service would impair the ability of such member to effectively serve on the Audit Committee. Any such determination will be disclosed in our annual proxy statement.

Nominating/Corporate Governance Committee

Number of Meetings Held in Fiscal 2018: Six
The Nominating/Corporate Governance Committee’s responsibilities include, among other things:

➢	identifying individuals qualified to become Board members and recommending to the Board nominees to stand for election at any meeting of stockholders,

➢	identifying and recommending nominees to fill any vacancy, however created, in the Board, and

➢
developing and recommending to the Board a code of business conduct and ethics and a set of corporate governance principles (including director qualification standards, responsibilities and compensation) and periodically reviewing the code and principles.

In nominating candidates to become Board members, the Nominating/Corporate Governance Committee takes into consideration such factors as it deems appropriate, including the experience, skill, integrity and background of the candidates. The Nominating/Corporate Governance Committee may consider candidates proposed by management or stockholders but is not required to do so. The Nominating/Corporate Governance Committee does not have any formal policy with regard to the consideration of any director candidates recommended by stockholders or any minimum qualifications or specific procedure for identifying and evaluating nominees for director as the Board does not believe that such a formalistic approach is necessary or appropriate at this time. In addition, the Nominating/Corporate Governance Committee and the Board may engage an independent search firm to assist in identifying qualified board candidates.
The Nominating/Corporate Governance Committee, in seeking qualified Board members, does not have a policy regarding utilizing diversity, however defined, in its selection process. The Nominating/Corporate Governance Committee looks for individuals who have very high integrity, significant business experience and a deep genuine interest in Systemax. We believe that each of the director nominees bring these qualifications to our Board. Moreover, they provide our Board with a diverse complement of specific business skills, experience and perspectives.

Compensation Committee

Number of Meetings Held in Fiscal 2018: Seven
The Compensation Committee’s responsibility is to review and approve corporate goals relevant to the compensation of the CEO and, after an evaluation of the CEO’s performance in light of such goals, to set the compensation of the CEO.
The Compensation Committee also approves:

➢	the annual compensation of the other executive officers of Systemax,

➢	the annual compensation of certain subsidiary managers, and

➢	all individual stock-based incentive grants.
The Compensation Committee is also responsible for reviewing and making periodic recommendations to the Board with respect to the general compensation, benefits and perquisite policies and practices of Systemax including our incentive-based and equity-based compensation plans. The Compensation Committee also prepares an annual report on executive compensation for inclusion in our annual proxy statement. See Compensation Committee Report / page 38 of this proxy statement. The Compensation Committee also reviews and approves the performance and compensation of our Executive Chairman and Vice Chairmen.
In addition, it is the Compensation Committee’s responsibility to consider, and work together with the Audit Committee to ensure our compensation policies address and promote our risk management goals and objectives.

Executive Committee

Number of Meetings Held in Fiscal 2018: None
Among other duties as may be assigned by the Board from time to time, the Executive Committee is:

➢	authorized to oversee our operations,

➢	supervise our executive officers,

➢	review and make recommendations to the Board regarding our strategic direction, and

➢	review and make recommendations to the Board regarding all possible acquisitions or other significant business transactions.
The Executive Committee is also authorized to manage the affairs of Systemax between meetings of the Board; the Executive Committee has all of the powers of the Board not inconsistent with any provisions of the Delaware General Corporation Law, our Certificate of Incorporation or By-Laws or other resolutions adopted by the Board, but the Executive Committee did not exercise its power in 2018. The current members of the Executive Committee are Messrs. Richard Leeds, Bruce Leeds, Robert Leeds and Robert D. Rosenthal.

Risk Oversight

Board’s Role in Risk Oversight

Our Board as a whole is responsible for overseeing our risk management process. The Board focuses on our general risk management strategy, the most significant risks facing Systemax, and seeks to ensure that appropriate risk mitigation strategies are implemented by management.
Risk management is a recurring Board quarterly agenda item, and is considered part of business and operations planning.
The Board is also apprised of particular risk management matters in connection with its general oversight and approval of corporate matters and at least quarterly receives information relating to material risk from management and from our Legal & Risk Management and Internal Audit Departments.

Delegation to Board Committees

The Board has delegated to each of its Committees oversight of certain aspects of our risk management process.
Among its duties, the Audit Committee reviews with management (a) processes with respect to risk assessment and management of risks that may be material to Systemax, (b) our system of disclosure controls and system of internal controls over financial reporting, and (c) our compliance with legal and regulatory requirements.
The Compensation Committee is responsible for considering and working together with the Audit Committee regarding the compensation policies for all our employees in the context of how such policies affect and promote our risk management goals and objectives.
The Nominating/Corporate Governance Committee is responsible for working with the Audit and Compensation Committees to develop and recommend to the Board a set of risk management policies and procedures, including our compensation policies for all our employees as they relate to risk management, and to review these policies and procedures annually. All committees report to the full Board as appropriate, including when a matter rises to the level of a material or enterprise level risk.

Day-to-Day Risk Management

Our senior management is responsible for day-to-day risk management.
Our Internal Audit Department serves as the primary monitoring and testing function for company-wide policies and procedures, and manages the day-to-day oversight of the risk management strategy for the ongoing business of Systemax. This oversight includes identifying, evaluating, and addressing potential risks that may exist at the enterprise, strategic, financial, operational, compliance and reporting levels. The Internal Auditor reports directly to our Audit Committee quarterly, and works closely with our CEO on matters that may impact our exposure to risk.
We believe the division of risk management responsibilities described above is an effective approach for addressing the risks facing Systemax and that our Board leadership structure supports this approach.

Proposal No. 2 – Ratification of Ernst & Young LLP as our Independent Auditor

The Audit Committee of the Board is directly responsible for the appointment, compensation, retention and oversight of our independent auditor and approves the audit engagement letter with Ernst & Young LLP and its audit fees. The Audit Committee has appointed Ernst & Young LLP as our independent auditor for fiscal 2019 and believes that the continued retention of Ernst & Young LLP as our independent auditor is in the best interest of Systemax and our stockholders.
While not required by law, we are asking our stockholders to ratify the appointment of Ernst & Young LLP as our independent auditor for fiscal 2019 at the Annual Meeting as a matter of good corporate governance. If stockholders do not ratify this appointment, the Audit Committee will consider whether it is appropriate to appoint another audit firm. Even if the appointment is ratified, the Audit Committee in its discretion may appoint a different audit firm at any time during the fiscal year if it determines that such a change would be in the best interest of Systemax and our stockholders.
We expect representatives of Ernst & Young LLP to be present at the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and to respond to appropriate questions from stockholders.

Fees Paid to our Independent Auditor

The following table sets forth the fees billed to us by Ernst & Young LLP for services in fiscal 2018 and 2017, all of which were pre-approved by the Audit Committee:

Fee Category	2018 ($)	2017 ($)
Audit fees (1)	1,257,000	1,490,000
Audit-related fees (2)	15,000	44,800
Tax fees (3)	0	0
All other fees (4)	2,000	1,400
Total	1,274,000	1,536,200

(1)
In accordance with the SEC’s definitions and rules, “audit fees” are fees that were billed to Systemax by Ernst & Young LLP for the audit of our annual financial statements, to be included in the Form 10-K, and review of financial statements included in the Form 10-Qs; for the audit of our internal control over financial reporting with the objective of obtaining reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects; for the attestation of management’s report on the effectiveness of internal control over financial reporting; and for services that are normally provided by the auditor in connection with statutory and regulatory filings or engagements.

(2)
“Audit-related fees” are fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and internal control over financial reporting, including services in connection with assisting Systemax in our compliance with our obligations under Section 404 of the Sarbanes-Oxley Act and related regulations.

(3)	Ernst & Young LLP did not provide any professional services for tax compliance, planning or advice in 2018 or 2017.

(4)	Consists of fees billed for other professional services rendered to Systemax.

Audit Committee Pre-Approval Policy

The Audit Committee is responsible for approving every engagement of Systemax’s independent auditor to perform audit or non-audit services on behalf of Systemax or any of its subsidiaries before such auditors can be engaged to provide those services. The Audit Committee does not delegate its pre-approval authority. The Audit Committee is not permitted to engage the independent auditor to perform any non-audit services proscribed by law or regulation. The Audit Committee has reviewed the services provided to Systemax by Ernst & Young LLP and believes that the non-audit/review services it has provided are compatible with maintaining the auditor’s independence.
The Board recommends that you vote for the proposal to ratify the appointment of Ernst & Young LLP as our independent auditor for fiscal year 2019
(Proposal No. 2)

Report of the Audit Committee

The Audit Committee of the Board operates under its Charter, which was originally adopted by the Board in 2000, is reviewed annually, and was most recently revised in March 2017. As set forth in its Charter, the Audit Committee’s job is one of oversight. Management is responsible for Systemax’s financial statements, internal accounting and financial controls, the financial reporting process, the internal audit function and compliance with our policies and legal requirements. Our independent auditors are responsible for performing an independent audit of our consolidated financial statements in accordance with standards of the Public Company Accounting Oversight Board (United States) and for issuance of a report thereon, and for monitoring the effectiveness of our internal controls; they also perform limited reviews of our unaudited quarterly financial statements.
The Audit Committee’s responsibility is to engage the independent registered public accountants, monitor and oversee these accounting, financial and audit processes and report its findings to the full Board. It also investigates matters related to our financial statements and controls as it deems appropriate. In the performance of these oversight functions, the members of the Audit Committee rely upon the information, opinions, reports and statements presented to them by Systemax management and by the independent registered public accountants, as well as by other experts that the Audit Committee hires.
The Audit Committee met with our independent auditors to review and discuss the overall scope and plans for the audit of our consolidated financial statements for the year ended December 31, 2018. The Audit Committee has considered and discussed with management and the independent auditors (both alone and with management present) the audited financial statements as well as the independent auditors’ evaluation of our internal controls and the overall quality of our financial reporting.
Management represented to the Audit Committee that our consolidated financial statements for fiscal 2018 were prepared in accordance with U.S. generally accepted accounting principles. In connection with these responsibilities, the Audit Committee met with management and Ernst & Young LLP to review and discuss the December 31, 2018 audited consolidated financial statements. The Audit Committee also discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61 Communication with Audit Committees, as amended and as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee also discussed with Ernst & Young LLP the matters required to be discussed by the Public Company Accounting Oversight Board Auditing Standard No. 1301, Communications with Audit Committees. The Audit Committee also received written disclosures and the letter from Ernst & Young LLP required by Rule 3526 of the Public Company Accounting Oversight Board (Communications with Audit Committees Concerning Independence), and the Audit Committee discussed with Ernst & Young LLP the firm’s independence.
Based on the review of the representations of management, the discussions with management and the independent registered public accountants and the review of the Report of Ernst & Young LLP, Independent Registered Public Accounting Firm, to the Committee, the Audit Committee recommended to the Board that the financial statements of Systemax for fiscal 2018 as audited by Ernst & Young LLP be included in Systemax’s Annual Report on Form 10-K filed with the SEC.
Submitted by the Audit Committee of the Board,
Chad M. Lindbloom (Chairman)
Robert D. Rosenthal
Paul S. Pearlman

Security Ownership Information

The following tables provides certain information regarding the beneficial ownership of Systemax common stock as of April 10, 2019 by:

•	our directors;

•	our executive officers named in the Summary Compensation Table / page 39 of this proxy statement;

•	all executive officers and directors as a group; and

•	each person known by us to own beneficially more than 5% of our outstanding common stock

A person has beneficial ownership of shares if the person has voting or investment power over the shares or the right to acquire such power in 60 days. Investment power means the power to direct the sale or other disposition of the shares. Except as otherwise described in the notes below, information on the number of shares beneficially owned is as of April 10, 2019, and the listed beneficial owners have sole voting and investment power. A total of 37,428,796 shares of our common stock were outstanding as of April 10, 2019.
The address for each beneficial owner, unless otherwise noted is c/o Systemax Inc., 11 Harbor Park Drive, Port Washington, NY 11050.

Security Ownership of Management

Name of Beneficial Owner	Shares of Common Stock (a)	Restricted Stock Units vesting within 60 days (1)	Stock Options currently exercisable or becoming exercisable within 60 days (1)	Percent of Common Stock
Richard Leeds (2)	13,249,266	-	-	35%
Bruce Leeds (3)	12,048,144	-	-	32%
Robert Leeds (4)	12,063,978	-	-	32%
Barry Litwin	-	2,108		*
Robert D. Rosenthal	66,931	2,470	6,667	*
Chad M. Lindbloom	-	680	-	*
Paul S. Pearlman	-	-	-	*
Lawrence Reinhold	166,011 (5)	-	175,000	*
Robert Dooley	70,264	-	45,348	*
Thomas Clark	16,130	-	17,500	*
Dave Kipe	857	-	-	*
All of our current directors and executive officers (15 persons)	25,168,733	5,258	305,515	67.2%

(a)	Amounts listed in this column may include shares held in partnerships or trusts that are counted in more than one individual’s total.

*	less than 1%

(1)
In computing the percentage of shares owned by each person and by the group, these restricted stock units and stock options, as applicable, were added to the total number of outstanding shares of common stock for the percentage calculation.

(2)
Includes 867,192 shares owned by Mr. Richard Leeds directly, 2,000,000 shares owned by the Richard Leeds 2018 GRAT, 1,497,730, owned by the Richard Leeds 2017 GRAT and 762,195 shares owned by the Richard Leeds 2016 GRAT. Also, includes 1,838,583 shares owned by a limited partnership of which Mr. Richard Leeds is a general partner, 235,850 shares owned by a limited partnership of which a limited liability company controlled by Mr. Richard Leeds is the general partner, 5,527,916 shares owned by trusts for the benefit of his brothers’ children for which Mr. Richard Leeds acts as co-trustee and 519,800 shares owned by a limited partnership in which Mr. Richard Leeds has an indirect pecuniary interest.

(3)
Includes 2,030,371 shares owned by Mr. Bruce Leeds directly, 1,000,000 shares owned by the Bruce Leeds 2018 GRAT, 630,934 shares owned by the Bruce Leeds 2017 GRAT, and 983,426 shares owned by the Bruce Leeds 2016 GRAT. Also, includes 1,838,583 shares owned by a limited partnership of which Mr. Bruce Leeds is a general partner, 5,045,030 shares owned by trusts for the benefit of his brothers’ children for which Mr. Bruce Leeds acts as co-trustee and 519,800 shares owned by a limited partnership in which Mr. Bruce Leeds has an indirect pecuniary interest.

(4)
Includes 708 shares owned by Mr. Robert Leeds directly, 1,483,000 shares owned by the Robert Leeds 2018 GRAT, 2,235,363 shares owned by the Robert Leeds 2017 GRAT, 933,578 shares owned by the Robert Leeds 2016 GRAT. Also, includes 1,838,583 shares owned by a limited partnership of which Mr. Robert Leeds is a general partner, 5,052,946 shares owned by trusts for the benefit of his brothers’ children for which Mr. Robert Leeds acts as co-trustee and 519,800 shares owned by a limited partnership in which Mr. Robert Leeds has an indirect pecuniary interest.

(5)	Includes 1,000 shares held by Mr. Reinhold's spouse, of which Mr. Reinhold disclaims beneficial ownership.

Security Ownership of Certain Beneficial Owners

Name and Address of Beneficial Owner	Shares of Common Stock	Percent of Common Stock
Prescott General Partners LLC(1) 2200 Butts Road, Suite 320 Boca Raton, FL 33431	2,114,499	5.6%

(1)
Based on information supplied by Prescott General Partners LLC (“PGP”), Prescott Associates L.P. (“Prescott Associates”), Prescott Investors Profit Sharing Trust (“PIPS”) and Thomas W. Smith in a Schedule 13G/A filed with the SEC on February 14, 2019.

PGP, as the general partner of three private investment limited partnerships (including Prescott Associates) (collectively, the “Partnerships”), may be deemed to share the power to vote or to direct the vote and to dispose or to direct the disposition of 2,114,499 shares held by the Partnerships. Prescott Associates has the shared power to vote or to direct the vote and to dispose or to direct the disposition of 2,044,691 shares. PIPS has the sole power to vote or to direct the vote of and to dispose or to direct the disposition of 75,229 shares. Mr. Smith has the sole power to vote or to direct the vote of and to dispose or to direct the disposition of 600,000 shares held by Ridgeview Smith Investments LLC, a limited liability company established by Mr. Smith and of which he is the sole member. In his capacity as investment manager for certain managed accounts, Mr. Smith may be deemed to have the shared power to vote or to direct the vote of 75,000 shares and to dispose or to direct the disposition of 75,000 shares. Voting and investment authority over investment accounts established for the benefit of certain family members and friends of Mr. Smith is subject to each beneficiary’s right, if so provided, to terminate or otherwise direct the disposition of the investment account.
The 13G/A is Amendment No. 8 to the joint filing on Schedule 13G by Thomas W. Smith, Scott J. Vassalluzzo and Steven M. Fischer originally filed with the SEC on July 13, 2009, as amended by Amendment No. 1 filed with the SEC on February 16, 2010, Amendment No. 2 filed with the SEC on February 14, 2011, Amendment No. 3 filed by PGP, Thomas W. Smith and Scott J. Vassalluzzo with the SEC on January 5, 2012, Amendment No. 4 filed by PGP, Thomas W. Smith and Scott J. Vassalluzzo with the SEC on February 14, 2013, Amendment No. 5 filed by PGP, Prescott Associates , Thomas W. Smith and Scott J. Vassalluzzo with the SEC on February 14, 2014, Amendment No. 6 filed by PGP, Prescott Associates, Thomas W. Smith and Scott J. Vassalluzzo with the SEC on February 13, 2015, and Amendment No. 7 filed by PGP, Prescott Associates, PIPS and Thomas W. Smith with the SEC on February 14, 2017 (as amended, the “Schedule 13G”).

Section 16(a) Beneficial Ownership Reporting Compliance
Based solely upon a review of Forms 3, 4 and 5 furnished to us and written representations from our officers and directors, we believe that all of our officers and directors and all beneficial owners of 10% or more of any class of our registered equity securities timely filed all reports required under Section 16(a) of the Exchange Act during fiscal 2018, with the exception of a Form 4 filing for Mr. Dave Kipe made on August 28, 2018 and a Form 3 filing for Ms. Donna Fielding made on January 14, 2019.

Equity Compensation Plans

Information for our equity compensation plans in effect as of the end of fiscal 2018 is as follows:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (1) (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by stockholders	596,148	$11.64	6,224,604
Equity compensation plans not approved by stockholders	-	-	-
Total	596,148	$11.64	6,224,604

(1)	The weighted-average exercise price does not take into account the shares issuable upon outstanding restricted stock units vesting, which have no exercise price.

Certain Relationships and Related Transactions

Related Person Transaction Policy
Our written corporate approval policy requires transactions with related persons, to be reviewed and approved or ratified by the following persons on an escalating basis:
✓ our General Counsel,
✓ our CFO,
✓ our CEO, and
✓ our Nominating/Corporate Governance Committee.
In this regard, all such transactions are first discussed with the CFO and are submitted to the General Counsel’s office, including for an initial determination of whether such further related person transaction review is required.
We utilize the definition of related persons under applicable SEC rules, defined as any executive officer, director or nominee for director of Systemax, any beneficial owner of more than 5% of the outstanding shares of our common stock, or any immediate family member of any such person.
In reviewing these transactions, we strive to assure that the terms of any agreement between Systemax and a related party is at arm’s length, fair and at least as beneficial to Systemax as could be obtained from third parties.
The Nominating/Corporate Governance Committee, in its discretion, may consult with third party appraisers, valuation advisors or brokers to make such determination.

Transactions With Related Persons
Lease. On December 14, 2016, Global Equipment Company Inc., a wholly owned indirect subsidiary of Systemax entered into an amended and restated lease (the “Lease”) for its Port Washington, NY headquarters (the “Headquarters”). Systemax has leased the Headquarters since 1988 from an entity owned by Messrs. Richard, Bruce and Robert Leeds, directors and officers of, and together with their respective affiliated entities majority stockholders of, Systemax (the “Landlord”). The Lease provides that it is intended to be a “triple net” lease with Global Equipment Company Inc. to pay, or reimburse Landlord for paying, all costs and operating expenses, including taxes, insurance and maintenance expenses, associated with the Lease and the Headquarters. The Lease was reviewed and approved in accordance with the corporate approval policy noted above for related party transactions. Lease payments totaled $956,123 for fiscal 2018.

Stockholders Agreement. Certain members of the Leeds family (including Messrs. Richard, Bruce and Robert Leeds) and family trusts of Messrs. Richard, Bruce and Robert Leeds entered into a stockholders agreement pursuant to which the parties agreed to vote in favor of the nominees for the Board designated by the holders of a majority of the shares held by such stockholders at the time of our initial public offering of the shares. In addition, the agreement prohibits the sale of the shares without the consent of the holders of a majority of the shares held by all parties to the agreement, subject to certain exceptions, including sales pursuant to an effective registration statement and sales made in accordance with Rule 144. The agreement also grants certain drag-along rights in the event of the sale of all or a portion of the shares held by holders of a majority of the shares. As of the end of fiscal 2018, the parties bound to the stockholders agreement beneficially owned 25,206,438 shares subject to such agreement (constituting approximately 68% of the shares outstanding).

Pursuant to the stockholders agreement, Systemax granted to the parties demand and incidental, or “piggy-back,” registration rights with respect to the shares. The demand registration rights generally provide that the holders of a majority of the shares may require, subject to certain restrictions regarding timing and number of shares that Systemax register under the Securities Act all or part of the shares held by such stockholders. Pursuant to the incidental registration rights, Systemax is required to notify such stockholders of any proposed registration of any shares under the Securities Act and if requested by any such stockholder to include in such registration any number of shares of shares held by it subject to certain restrictions. Systemax has agreed to pay all expenses and indemnify any selling stockholders against certain liabilities, including under the Securities Act, in connection with the registration of shares pursuant to such agreement.

Purchases of Equity Securities. On July 31, 2018 the Board approved a share repurchase program with a repurchase authorization of up to two million shares of Systemax common stock. Under the share repurchase program, Systemax is authorized to purchase shares from time to time through open market purchases, tender offers or negotiated purchases, subject to market conditions and other factors. On August 3, 2018, Systemax repurchased 232,550 shares of common stock for approximately $9.1 million from certain executive officers and directors. Each share was purchased at a price equal to $38.96 per share, reflecting a 4% discount to the closing price of Systemax's common stock on August 2, 2018 as reflected below:

Name	Number of Shares Purchased	Aggregate Purchase Amount ($)	Net Pre-Tax Proceeds (1) ($)
Lawrence Reinhold	50,000	1,948,000	1,288,500
Thomas Clark	10,000	389,600	212,800
Robert Dooley	37,500	1,461,000	1,141,375
Eric Lerner	106,250	4,139,500	2,819,250
Thomas Axmacher	23,800	927,248	585,006

(1)	Net value after giving effect to surrender of shares for cashless exercise of option strike price.

Separation Agreement and Consulting Agreement. Under Mr. Reinhold's previously disclosed separation agreement,on January 7, 2019, he became entitled to receive the following payments: (i) one year’s base salary and the average annual non-equity incentive compensation paid to Mr, Reinhold for fiscal years 2016 and 2017; and (ii) his auto allowance and reimbursement of up to 12 months COBRA medical benefits payments. In addition, pursuant to the separation agreement, all of his unvested restricted stock units accelerated and vested. On the separation date, Mr. Reinhold entered into a two year consulting agreement with Systemax, pursuant to which certain option awards previously granted to Mr. Reinhold were terminated, continue to vest or remain exercisable in accordance with their terms during the ongoing consultancy period. Mr. Reinhold remains a director, and receives the standard cash and equity compensation paid to non-employee directors as described herein.

Separation Agreement. As noted herein, Mr, Kipe will be leaving Systemax in June 2019 and entered into a separation agreement pursuant to which he will receive the compensation described under Employment Arrangements of the Named Executive Officers / page 44 of this proxy statement.

Executive Officers
There are no arrangements or understandings between any officer and any other person pursuant to which such person was selected as an officer.
Messrs. Richard Leeds, Bruce Leeds, Robert Leeds and Barry Litwin biographical information is on page 5 of this proxy statement.

Thomas Clark
Vice President and Chief Financial Officer
Age: 37
Thomas Clark was appointed Vice President and CFO of Systemax in October 2016. Mr. Clark originally joined Systemax in 2007. Prior to being appointed Vice President and CFO, Mr. Clark, served in a number of senior financial positions at Systemax, most recently as Controller of the Industrial Products Group. Previously he held the positions of Director of Finance, and Manager of Financial Planning & Analysis at Systemax.

Robert Dooley
President, Industrial Products Group
Age: 65
Robert Dooley was appointed President of our Industrial Products Group in January 2012. Mr. Dooley originally joined Systemax in 1982 and served in numerous roles until March 2004, including Senior Vice President, Worldwide Computer Sales and Marketing. He also was a director of Systemax from June 1995 through March 2004.

Donna Fielding
Senior Vice President and Chief Human Resources Officer
Age: 48
Donna Fielding joined Systemax in 2018 as Senior Vice President and Chief Human Resources Officer. Prior to joining Systemax, Donna worked in various human resource leadership roles in Fortune 500 organizations, including ADP, Credit Suisse, Pfizer and JPMorgan Chase. Donna has broad experience in traditional human resources as well as cultural transformation, differentiated and specialized talent models, and integrated human capital solutions.

Dave Kipe
Senior Vice President and Chief Operations Officer
Age: 46
Dave Kipe was appointed Senior Vice President and Chief Operations Officer in October 2017. Prior to joining Systemax, Dave worked in various senior leadership roles from private equity start-ups to Fortune 500 organizations, including Scholastic, MSC Industrial, Gap Inc., & IKON Office Solutions. Mr. Kipe will be leaving Systemax in June 2019.

Eric Lerner
Senior Vice President and General Counsel
Age: 61
Eric Lerner was appointed Senior Vice President and General Counsel in May 2012. He was previously a senior corporate partner at Kramer Levin Naftalis & Frankel, a corporate partner, Co-Chair of the National Corporate Department and member of the Board of Directors of Katten Muchin Zavis Rosenman, and a corporate partner and Chair of the Corporate Department of Rosenman & Colin.

Manoj Shetty
Senior Vice President and Chief Information Officer
Age: 58
Manoj Shetty was appointed Senior Vice President and Chief Information Officer of Systemax in August 2014. Mr. Shetty originally joined Systemax in 2000 and has served in several Information Technology roles since that time. Prior to joining Systemax, Mr. Shetty was employed at Mercator (ultimately acquired by IBM) and in the manufacturing sector.

Thomas Axmacher
Vice President and Controller
Age: 60
Thomas Axmacher was appointed Vice President and Controller of Systemax in October 2006. He was previously Chief Financial Officer of Curative Health Services, Inc., a publicly traded health care company, and Vice President and Controller of Tempo Instrument Group, an electronics manufacturer.

Compensation Discussion and Analysis

Executive Summary
In this section, we discuss the objectives of our compensation programs and policies, and the reasons why we pay each material element of our executives’ compensation. Following this discussion, you will find a series of tables containing more specific details about the compensation of our Named Executive Officers, (referred to as “NEOs”), listed below. The following discussion relates to the NEOs and their titles as of the end of 2018.

Our NEOs* in 2018 were as follows:

Name	Title
Richard Leeds	Executive Chairman
Bruce Leeds	Vice Chairman
Robert Leeds	Vice Chairman
Lawrence Reinhold	Former President & Chief Executive Officer*
Thomas Clark	Vice President & Chief Financial Officer
Robert Dooley	President, Industrial Products Group
Dave Kipe	Senior Vice President and Chief Operations Officer

*We define our NEOs for 2018 as each person who served as chief executive officer or chief financial officer at any time during 2018, and the three other most highly compensated persons serving as executive officers at year end, and two additional executive officers. Mr. Reinhold's employment with Systemax ceased as of January 7, 2019, at which time Mr. Litwin became Chief Executive Officer of Systemax. Mr. Kipe will be leaving Systemax in June 2019. Compensation information for Messrs. Reinhold and Kipe has been included, as each was a NEO as of December 31, 2018. Mr. Litwin's compensation and a description of his employment arrangements can be found on page 44 of this proxy statement.

Central Objectives and Philosophy of Our Executive Compensation Programs
The Compensation Committee designs competitive compensation packages having the proper amount and mix of short term, annual and long-term incentive programs to serve several important objectives:

•	attracting and retaining individuals of superior ability and managerial talent;

•	rewarding outstanding individual and team contributions to the achievement of our short and long-term financial and business objectives;

•	promoting integrity and good corporate governance;

•	motivating our executive officers to manage for sustained growth and financial performance, and enhanced stockholder value, for the long-term benefit of our stockholders, customers and employees; and

•	mitigating risk and reducing risk taking behavior that might negatively affect financial results, without diminishing the incentive nature of the compensation (as described below).

Risk Management
We believe our programs encourage and reward prudent business judgment and appropriate risk-taking over the long-term. We believe the following factors are effective in mitigating risk relating to our compensation programs including the risk that an executive will take action that is detrimental to our long-term interests in order to increase the executive’s short-term performance-based compensation:

•
Management Processes. Our Board is responsible for overseeing, and together with our Audit Committee, monitors the risk management processes associated with our operations, and together with our Audit Committee focuses on the most significant risks facing Systemax, and seeks to ensure that appropriate general and specific risk mitigation considerations are implemented by management and considered in our business and operations planning. Our Compensation Committee is responsible for considering risk mitigation issues and for including strategies to mitigate risk in our compensation programs.

•
Regular Oversight. Risk management is regularly overseen by the Board and Audit Committee on a quarterly basis, covering particular risk management matters in connection with general oversight and approval of corporate matters, and through discussions relating to material risks affecting Systemax presented by management and by our Legal, Risk Management/Insurance and Internal Audit departments. The Compensation Committee members also receive these presentations and take risk mitigation into account in designing our compensation programs.

•	Multiple Performance Factors. We use multiple performance factors that encourage executives to focus on the overall health of the business rather than a single financial measure.

•	Award Cap. Our NEO Non-Equity Incentive Plans (“NEO Plans”) cap the maximum award payable to any individual.

•	Clawback Provision. Our NEO Plans provide Systemax the ability to recapture cash awards from our executive officers:

◦
to the extent a NEO Plan payment resulted from reported financial results that upon restatement of such results (other than as a result of changes in accounting principles) would not have generated the payment or would have generated a lower payment; or

◦	if misconduct by the executive officer contributed to Systemax having to restate all or a portion of our financial statements; or

◦	if the Board determines that the executive engaged in serious ethical misconduct.

•
Long-Term Equity Compensation. From time to time a limited number of key managers receive stock options and/or restricted stock units in varying amounts, in the discretion of the Compensation Committee. However, all awards are subject to years long vesting periods and may include performance criteria in the vesting formula. We believe the long-term vesting period for stock options and restricted stock unit grants causes our executives to focus on long-term achievements and on building stockholder value. We anticipate making greater use of equity awards as an important component of our compensation programs in the future.

Elements of Our Executive Compensation Programs
To promote the objectives described above, our executive compensation programs consist of the following principal elements:

•	Base salary;

•	Non-Equity Incentive Compensation;

•	Special Bonus;

•	Equity–Based Incentives; and

•	Benefits, Perquisites and Other Compensation.
The Compensation Committee does not maintain formal policies or any specific allocation percentage or formula for allocating compensation among current and long-term compensation, or among cash and non-cash compensation elements, in relation to each other. The Compensation Committee from time to time adjusts different elements of compensation based upon its evaluation of our key business objectives and related compensation goals set forth above. We do not have a formal policy regarding internal pay equity. In addition, we provide our stockholders, pursuant to SEC regulation, with a non-binding “say on pay” advisory vote on our executive compensation every three years. While the Compensation Committee considers the results of the stockholder “say on pay” vote, the voting results are only one among many factors considered by the Compensation Committee in evaluating our compensation principles. design and practices.

Base Salary. Salary levels are subjectively determined based on individual and Systemax performance as well as an objective assessment of the average prevailing salary levels for comparable companies in our geographic regions (based on industry, revenues, number of employees, and similar factors), derived from widely available published reports. Such reports do not identify the component companies.

Non-Equity Incentive Compensation. Incentive cash compensation of our NEOs under the 2016, 2017 and 2018 NEO Plans (which operate under our stockholder approved 2010 Long-Term Incentive Plan (“2010 LTIP”), described below) is based primarily upon an evaluation of Systemax performance as it relates to three general business areas:

•
Operational and Financial Performance, such as net sales, operating income, consolidated net income, earnings before interest and taxes (“EBIT”), gross margin, operating margin, earnings per share, working capital, return on invested capital, stockholder equity and peer group comparisons);

•
Strategic Accomplishments, such as growth in the business (top line sales and margins), implementation of systems enhancements, process and technology improvements, cost management, turnaround or divestment of unprofitable business units, and growth in the value of our assets, including through strategic acquisition transactions; and

•
Corporate Governance and Oversight, encompassing legal and regulatory compliance and adherence to Systemax policies including the timely filing of periodic reports with the SEC, compliance with the Sarbanes-Oxley Act, maintaining robust internal controls, OSHA compliance, environmental, employment and safety laws and regulations compliance and enforcement of our corporate ethics policy.

The non-financial Strategic Accomplishments and Corporate Governance and Oversight goals are subjectively approved by the Compensation Committee annually, based on Systemax’s changing needs from time to time, and are intended to encourage cross functional efforts by our management team to support projects that benefit Systemax. Detailed discussion of these goals can be found below in the discussion of the 2018 NEO Plan.
Our performance goals may be expressed i) with respect to Systemax as a whole or with respect to one or more divisions or business units, ii) on a pre-tax or after-tax basis, and iii) on an absolute and/or relative basis. The performance goals may i) employ comparisons with past performance of Systemax (including one or more divisions) and/or ii) employ comparisons with the current or past performance of other companies, and in the case of earnings-based measures, may employ comparisons to capital, stockholders’ equity and shares outstanding.

To the extent applicable, the measures used in performance goals set under the 2010 LTIP are determined in a manner consistent with the methods used in our Forms 10-K and 10-Q, except that adjustments will be made for certain items, including special, unusual or non-recurring items, acquisitions and dispositions and changes in accounting principles.

Pursuant to SEC rules, and except for disclosure of our actual performance relative to any actually achieved 2018 and future financial targets, Systemax is not disclosing the specific performance targets and actual performance measures for the financial goals used in our NEO Plans because they represent confidential financial information that Systemax does not disclose to the public, and Systemax believes that disclosure of this information would cause us competitive harm. In addition, we do not disclose the specific subjective non-financial goals, since they may directly relate to strategic initiatives, plans and tactics being undertaken by our business and may indicate where we intend to devote our resources. We believe that our competitors having detailed knowledge of where we are devoting our strategic resources and management emphasis could give our competitors an advantage and be harmful to our competitive position.

Financial targets are set such that only exceptional performance will result in payouts above the target incentive and poor performance will result in diminished or no incentive payment. We set the financial target performance goals at a level for which there is a reasonably challenged chance of achievement based upon the range of assumptions used to build our annual budget and forecasted performance. We did not perform specific analysis on the probability of the achievement of the financial target performance goals, given that the market is difficult to predict. Rather, we relied upon our experience in setting the goals guided by our objective of setting a reasonably attainable and motivationally meaningful goal. We set the non-financial goals (which are subjectively established by the Compensation Committee (and subjectively measured by the Compensation Committee in four incremental levels of achievement, as discussed below) to reflect a reasonable degree of difficulty to achieve substantial performance.

Special Bonuses. From time to time, the Compensation Committee may make special awards to our executives, in order to reward special achievement in the year that was not covered by the NEO Plan for that year. These awards may take the form of cash bonuses or equity awards and are granted pursuant to the 2010 LTIP.

Equity-Based Incentives. Equity based compensation provides an incentive for executives to manage Systemax with a view to achieving results which would increase our stock price over the long-term and, therefore, the return to our stockholders. Historically equity grants included only time based vesting conditions, but in 2019 certain executives and other members of management received equity grants that included both time based and performance based vesting conditions.

Outstanding equity-based incentives consist of:

•	non-qualified stock options granted at 100% of the stock’s fair market value on the grant date (based on the NYSE closing price of our common stock on that date); and

•	restricted stock units granted subject to vesting conditions including both time and / or performance criteria, constitute the long-term incentive portion of our executive compensation package.

The Compensation Committee is cognizant of the timing of the grant of stock based compensation in relation to the publication of Systemax earnings releases and other public announcements, and accordingly such grants generally will not be made effective until after Systemax has disclosed, and the market has had an opportunity to react to, such material announcements.

Benefits, Perquisites and Other Compensation. Systemax provides various employee benefit programs to our employees, including NEOs such as:

•	medical, dental, life and disability insurance benefits;

•	our 401(k) plan, which includes Systemax contributions;

•	automobile allowances and related reimbursements to certain NEOs and certain other Systemax managers which are not provided to all employees; and

•	severance payments, and/or change of control payments pursuant to negotiated employment agreements they have with Systemax (described below).

Systemax does not provide any pension benefits or deferred compensation under any defined contribution or other plan on a basis that is not tax-qualified.

Tax Deductibility Considerations. Section 162(m) of the Internal Revenue Code (the “Code”) limits to $1,000,000 the U.S. federal income tax deductibility of compensation paid in one year to a company's executive officers. Prior to January 1, 2018, certain types of compensation were deductible if the requirements of Section 162(m) of the Code with respect to performance-based compensation were satisfied. Our long-term incentive plans (the 1999 Long-Term Stock Incentive Plan, as amended; and the 2010 Long-Term Incentive Plan, as amended) were structured to permit awards under such plans to qualify as performance-based compensation and to maximize the tax deductibility of such awards. While the Code limits the deductibility of compensation paid to our named executive officers, our Compensation Committee will—consistent with its past practice—continue to retain flexibility to design compensation programs that are in the best long-term interests of Systemax and our stockholders, with deductibility of compensation being one of a variety of considerations taken into account.

Role of the Compensation Committee and CEO in Compensation Decisions
The Compensation Committee’s role and responsibility, and that of our CEO, covers several distinct aspects of setting compensation:

•	review and approve corporate goals relevant to the compensation of the Executive Chairman, Vice Chairmen and CEO and, after evaluation of their performance, to set their compensation.

•
approve, upon the recommendation of the CEO (following consultation with the Executive Chairman and Vice Chairmen), (a) the annual compensation of the other executive officers of Systemax, (b) the annual compensation of certain subsidiary managers, and (c) all individual stock incentive grants.

•
reviewing and making periodic recommendations to the Board with respect to our general compensation, benefits and perquisite policies and practices, including our stock-incentive based compensation plans.

The Compensation Committee is empowered to retain third party compensation consultants to provide assistance with respect to compensation strategies, market practices, market research data and our compensation goals. The Compensation Committee did not retain any such consultant in 2016, 2017 or 2018. In March 2019, the Compensation Committee directly retained a compensation consultant to advise on senior corporate management compensation for 2020. Through a separate engagement, management further directly engaged that compensation consultant to advise on compensation strategy for a broader employee population as well as to review and advise upon the structure of our sales commission and compensation plans.

2010 Long-Term Incentive Plan

Basic Features and Types of Awards

In 2010, the Board of and our stockholders approved the 2010 LTIP in order to promote the interests of Systemax and our stockholders by (i) attracting and retaining exceptional executive personnel and other key employees, including consultants and advisors, to Systemax and our affiliates; (ii) motivating such employees, consultants and advisors by means of performance-related incentives to achieve longer-range performance goals; and (iii) enabling such employees, consultants and advisors to participate in our long-term growth and financial success.

The 2010 LTIP sets the basic parameters of our compensation policies and approach to executive compensation, and the annual NEO Plans adopted by the Compensation Committee under the 2010 LTIP implement that approach by linking compensation to achievement of Systemax’s goals as the needs of our business change over time. We believe having consistent compensation policies that permit our compensation programs to adjust to address constantly evolving market conditions allows us to readily address the business challenges we face and motivate our employees to overcome them.

As explained below, certain basic features of the 2016, 2017 and 2018 NEO Plans historically are the same from year to year; however, in 2017 we implemented a compensation program that measured quarterly achievement and provided for quarterly non-equity incentive compensation Awards for certain NEOs. Systemax believes this quarterly program has had a beneficial effect in motivating our employees to achieve our and their goals, and we intend to retain this quarterly feature in our 2019 NEO Plan for certain NEOs.

The 2010 LTIP provides for the granting of various equity or cash based awards (“Award”), subject to certain limits including a maximum of 1,500,000 shares (or $10,000,000 in the case of cash performance awards) per individual per year. An aggregate of 7,500,000 shares of common stock are authorized for stock based Awards, of which as of April 10, 2019 Awards covering 1,105,201 shares are outstanding and 5,656,385 shares remain available for future issuance.

These awards may be:

•	incentive stock options;

•	non-qualified stock options;

•	stock appreciation rights;

•	restricted stock;

•	restricted stock units;

•	cash performance awards (which may take the form of non-equity incentive compensation under the NEO Plans or may be in the form of special cash “bonuses”); or

•	other stock-based awards.

In the Summary Compensation Table, cash awards granted as NEO non-equity incentive compensation under the NEO Plan for that year are reported as such in that column, and special cash bonuses awarded other than pursuant to the parameters of the NEO Plan are reported as such in the “Bonus” column.

Administration

The Compensation Committee has the authority to administer, interpret and construe any provision of the 2010 LTIP Plan (and the annual NEO Plans adopted under it) and to adopt such rules and regulations for administering the 2010 LTIP Plan and the NEO Plans as it deems necessary or appropriate. All decisions and determinations of the Compensation Committee are final, binding and conclusive on all parties.

Further, the Compensation Committee has sole discretion over the terms and conditions of any Award, including:

•	the persons who will receive Awards;

•	the type of Awards granted;

•	the number of shares subject to each Award;

•	exercise price of and Award;

•	expiration dates;

•	vesting schedules;

•	forfeiture provisions;

•	conditions on the achievement of specified performance goals for the granting or vesting of options, restricted stock, restricted stock units or cash Awards; and

•	other material features of Awards.

The Compensation Committee or the Board may delegate to our officers or managers the authority to designate Award recipients, but the Compensation Committee must grant all Awards to those individuals reasonably considered to be subject to the insider trading provisions of federal securities law, including our officers and directors.

Individual Achievement and Systemax Performance

In determining the compensation of a particular executive, the Compensation Committee takes into account the ways in which our executives most directly impact our business, and seeks to correlate their compensation objectives to the ways they can be effectively motivated and their contribution objectively measured. Accordingly, the NEO Plans adopted under the 2010 LTIP give consideration to the executive’s specific corporate responsibilities as they relate to our business and goals, and therefore the performance metrics, and the amount and mix of compensation elements, may vary from year to year.

For instance, as discussed below, Mr. Reinhold’s non-equity incentive compensation was 100% tied to achievement of the consolidated goals and results of Systemax, while a portion of Mr. Clark’s non-equity incentive compensation is tied to specific personal objectives. Also, prior to 2017 Mr. Dooley had a portion of his non-equity incentive compensation tied to the achievement of certain financial and non-financial consolidated results of Systemax, and a larger portion tied to the achievement of certain financial and non-financial goals of the Industrial Products Group, but beginning in fiscal 2017 Mr. Dooley’s entire non-equity incentive compensation is tied to such achievements of the Industrial Products Group. As described below, Messrs. Reinhold and Clark also received stock options and restricted stock units in 2016, and Mr. Dooley received stock options in 2016, reflecting the Compensation Committee’s belief that their annual performance merited special recognition. In addition, in 2017 Mr. Kipe received a one-time grant of restricted stock units as a sign-on bonus in accordance with the terms of his offer letter; one half vested on the date of the grant and the other half vested on the six month anniversary of the grant date. In 2018, Mr. Kipe also received an annual grant of restricted stock units and a grant of performance based stock options.

Through 2017, the non-equity incentive compensation of Messrs. Richard, Bruce and Robert Leeds under the applicable NEO Plan has been 100% tied to achievement of consolidated goals of Systemax, but each of Richard Leeds, Bruce Leeds and Robert Leeds voluntarily waived a portion ($1,389,800, $1,162,900, and $1,162,900, respectively) of their earned non-equity incentive compensation for 2017. Beginning in 2018 Messrs. Richard, Bruce and Robert Leeds no longer participated in the NEO Plan and are no longer eligible for incentive compensation. In addition, Messrs. Richard, Bruce and Robert Leeds have never received, since our initial public offering, stock options or other stock-based incentives as part of their compensation.

Common Elements of the 2016, 2017 and 2018 NEO Plans

Certain features of the 2016, 2017 and 2018 NEO Plans, such as performance categories, annual caps and partial achievement adjustment mechanisms, are the same under each Plan, and are discussed here for ease of reference.

As explained below, in determining non-equity incentive compensation the financial goals are accorded a more significant weighting factor than the non-financial goals, reflecting the Compensation Committee’s belief that the financial goals are the most critical to enhancing stockholder value, maintaining long term growth, and remaining competitive, and furthermore provide the funding for implementing the strategic accomplishments and corporate governance goals. Achievement and over-achievement of the financial goals results in incremental increases to the available incentive compensation pool in which the participating executives share.

In March 2019 the Compensation Committee adopted the 2019 NEO Plan, a description of which can be found on page 36 of this proxy statement. Certain modifications to component weights and caps were introduced for the 2019 year and will be described in more detail below. The discussion that follows relates to our 2016, 2017 and 2018 NEO Plans.

Systemax Consolidated Financial Goals for 2016, 2017 and 2018.

•
Adjusted Operating Income Performance. The Compensation Committee believes this is the most important individual component and aligns the interests of our executives with those of our stockholders, in addition to building long-term value. Adjusted Operating Income is defined as operating income adjusted for unusual or nonrecurring items as determined by our Compensation Committee.

•
Sales Performance. The Compensation Committee believes sales performance is key to Systemax achieving the scale necessary to remain competitive with larger companies. Sales are defined as sales revenue net of returns on a constant currency basis. Sales are further adjusted for the impact of any acquisition or disposition which is completed during the plan year.

Systemax Consolidated Non-Financial Goals for 2016, 2017 and 2018.

•
Strategic Accomplishments. Strategic goals are established surrounding accomplishments within our Industrial Products Group, European Technology Products Group, and the Corporate and Other function. For more information, see 2018 NEO Plan 2018--2018 Performance against Objectives / pages 34-35.

•
Corporate Governance Goals. These goals relate to continuing improvements in our internal control processes, ethics compliance procedures and safety protocols that the Compensation Committee believes will generally benefit stockholders , as evidenced by the absence of material weaknesses in internal controls and financial reporting, prompt investigation and disposition of any ethical or governance issues that may arise, and the absence of any serious OSHA matters. For more information, see 2018 NEO Plan 2018--2018 Performance against Objectives / pages 34-35.

Business Unit or Individual Financial and Non-Financial Goal for 2016, 2017 and 2018. Business Unit and Individual Goals were set in each period for Mr. Dooley and Mr. Clark, and set for 2018 for Mr. Kipe, and are aligned to the Business Unit Financial Performance of the Industrial Products Group. These objectives are comprised of a variety of measurable strategic, financial and operational targets and initiatives including sales growth and margin improvement, cost management, process improvement, corporate development, and others as deemed appropriate by the CEO in consultation with the Compensation Committee. In each case, the selected objectives are considered relevant to the scope of each executive’s functional areas of operation and are designed to incentivize management to accomplish the businesses’ strategic plan. In 2016 these objectives were administered on an annual basis, but starting in 2017 these goals were administered on both a quarterly and full year basis as described below.

Targets, Caps and Adjustment Mechanisms. Achievement of each of the target financial goals generates a variable non-equity incentive payment target (base case); reduced amounts are payable on a pro rata basis for each financial goal component and on a partial basis on the non-financial goal components. The 2016, 2017 and 2018 NEO Plans impose a cap on the total non-equity incentive compensation that could be payable to each executive based upon the relative weights of each component.

Systemax Consolidated Sales Target Financial Component for 2016, 2017, and 2018.

•	Sales target amount is payable starting at achievement of in excess of 80% of the sales target financial goal component amount.

•	Sales target amount is capped at 140% of the sales target financial goal component amount.

•	Each 1% variance in actual achievement below the 100% level will generate a 5% negative variance in the target non-equity incentive amount.

•	Each 1% variance in actual achievement above the 100% level generates a 5% positive variance in the target non-equity incentive amount.

•
No non-equity incentive compensation is payable in respect of the sales target if achievement is 80% or less of the sales target while increased payments (up to 300% of the target non-equity incentive compensation amount for this financial component) are payable on a pro rata basis for over achievement of the sales target component.

Systemax Consolidated Adjusted Operating Income Financial Component for 2016, 2017, and 2018.

•	The adjusted operating income goal is payable at a level of 100% if the target is achieved.

•	Each $1,500,000 variance in actual achievement (1,000,000 in 2017 and 2016) below the 100% level will generate a 5% negative variance in the target non-equity incentive compensation amount.

•
Each $1,500,000 variance in actual achievement (1,000,000 in 2017 and 2016)above the 100% level will generate a 5% positive variance in the target non-equity incentive compensation amount up to 300% of the target non-equity incentive compensation amount for this financial component.

Systemax Consolidated Non-Financial Goals. The non-financial goals are measured based on whether or not the goal is either accomplished or not accomplished during the fiscal year. Accomplishment can be measured at 0%, 25%, 50%, 75%, or 100% levels (as subjectively determined by the Compensation Committee) with target non-equity incentive compensation paid out accordingly.

Business Unit or Individual Goals. Generally, the accomplishment can be measured at 0%, 25%, 50%, 75%, or 100% levels (as subjectively determined by the CEO and approved by the Compensation Committee) with target non-equity incentive compensation paid out accordingly. Adjusted Operating Income Performance of each business unit above or below plan, would result in either higher potential or lower potential target non-equity incentive levels.

Compensation Committee Discretion. The Compensation Committee has the discretion to adjust financial targets based on such events as acquisitions or other one-time charges or gains, or other unforeseen circumstances that can skew normal operating results; exercises of such discretion are noted below. Targets and non-equity incentive compensation are also subject to adjustment to prevent unreasonable results in the strict application of these formulas. Executives must generally be employed with Systemax at the time the incentive compensation is paid out to receive the payment, though the Compensation Committee has discretion to waive this requirement.

2018 NEO Plan

In 2018, pursuant to the 2010 LTIP, our Compensation Committee, with input from our CEO, established our 2018 NEO Non-Equity Incentive Plan (“2018 Plan”). The 2018 Plan pertains specifically to the payment of non-equity incentive compensation to NEOs for 2018, including quarterly measurement and payment features for a portion of Business Unit and Individual Objectives. for each of Mr. Dooley, Mr. Clark and Mr. Kipe.

These objectives are comprised of a variety of measurable strategic, financial and operational initiatives including, sales growth and margin improvement, cost management, process improvement, corporate development, and others as deemed appropriate by the CEO in consultation with the Compensation Committee.

Measuring Quarterly Performance.

The achievement of these personal objectives (i.e. – those not tied to NEO Plan performance) is measured as follows:

•
Achievement of each quarterly personal objective and of the shared annual objectives, entitles the employee to receive a portion of the applicable target non-equity incentive compensation that may be earned for that period, and is funded based upon achievement of the relative operating income achievement within that period.

•	Goals are set in up to five equally weighted discrete tranches, one for each quarter, as well as one on an annual basis.

•
Within each measurement period, each individual initiative is weighted as a proportion of the total available target non-equity incentive compensation for that period, and is earned based upon an achievement range of 0%, 25%, 50%, 75%, or 100%.

•	A 5% negative variance to target adjusted operating income equates to a 10% reduction in available non-equity incentive compensation, as applied discretely to each measurement period.

•
A 5% positive variance to target adjusted operating income equates to a 5% increase to available non-equity incentive compensation, as applied discretely to each measurement period and capped at 150% of target available compensation.

Under the 2018 Plan, the Compensation Committee set the following non-equity incentive target amounts, cap percentages and relative percentages weights for each plan component for each of our NEOs in 2018.

Name	Target ($)	Cap (%)	Net Sales (%)	Adjusted Operating Income (%)	Strategic Objectives (%)	Corporate Governance (%)	Business Unit/ Individual Objectives (%)
Lawrence Reinhold	1,410,000	260	20	60	16	4	0
Thomas Clark	175,000	205	10	30	8	2	50
Robert Dooley	505,000	150	0	0	0	0	100
Dave Kipe	262,500	150	0	0	0	0	100

The Compensation Committee believes these non-equity incentive compensation levels are appropriate for each of our named executive officers and are reasonably achievable.

2018 Performance against Objectives.

The following table sets out the achievement level (presented as a percentage of target) for each plan component as well as the relative payout ratio earned based on the mechanics of each plan component. The aggregate payouts, expressed in dollars, appear in the Summary Compensation Table / page 39 of this proxy statement.

Name	Net Sales (%)		Adjusted Operating Income (%)		Strategic Objectives (%)		Corporate Governance (%)		Business Unit/ Individual Objectives (%)		Weighted Average Eligible Non-Equity Incentive Compensation (%)
	Actual	Payout Ratio	Actual	Payout Ratio	Actual	Payout Ratio	Actual	Payout Ratio	Actual	Payout Ratio
Lawrence Reinhold	Not Applicable due to Separation Agreement entered into in October 2018
Thomas Clark	100	100	107	115	88	88	100	100	91	99	103
Robert Dooley	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	96	104	104
Dave Kipe	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	71	74	74

In determining the compensation of our CEO for fiscal 2018 and approving the compensation of our other NEOs, the Compensation Committee considered, among the other factors discussed above, that Systemax and management had performed well, had overachieved a significant 2018 financial target, completed a major restructuring initiative by selling our former Inmac Wstore IT Distribution business in France, and had continued to outperform the broader Industrial Distribution business, core to Systemax's long term success. It was the view of the Compensation Committee that management had executed these initiatives and had positioned Systemax for further growth while managing risk. Based on Systemax and individual performance, the Compensation Committee believes that compensation levels for fiscal 2018 were consistent with the philosophy and objectives of our compensation programs. Pursuant to Mr. Reinhold's separation agreement entered into in October 2018, Mr. Reinhold did not receive any non-equity incentive compensation in 2018; rather he earned the average of the non-equity incentive compensation that he had received in the prior two fiscal years pursuant to his original employment agreement.

Systemax Consolidated Net Sales target for 2018 was initially set based upon Systemax’s continuing operations within our Industrial Products Group and our France Value Added Reseller business. The Compensation Committee exercised its discretion to adjust the Consolidated Net Sales target upon the completion of the Sale of our France business. The target was amended to include the full year of the Industrial Products Group and the first half of the year for our France business. Consolidated Sales achieved 100% of target. The payout ratio based upon this achievement was 100%.

Systemax Consolidated Adjusted Operating Income target for 2018 was initially set based upon Systemax’s continuing operations within our Industrial Products Group, France Technology Value Added Reseller business, as well as within our Corporate and Other Segment. The Compensation Committee exercised its discretion to adjust the Consolidated Adjusted Operating Income target upon the completion of the sale of our France business. The target was amended to include the full year of the Industrial Products Group and the Corporate and Other Segment, but to only include the first half of the year for our France business. In addition, the Compensation Committee exercised its discretion to eliminate the net impact of expenses incurred in 2018 associated with the separation agreement entered into with Mr. Reinhold. The payout ratio based upon 7% over achievement to plan was 115%.

Systemax Consolidated Strategic Objectives were assigned a 50% relative weighting related to achievement by the Industrial Products Group Segment of its Financial, Customer, Operations, and Learning and Development Balanced Score Card objectives. The Compensation Committee subjectively determined that 88% of these strategic objectives were accomplished in 2018. In addition, a 37.5% relative weighting was accorded to strategic objectives related to the France Value Added IT Distribution Business regarding specific objectives surrounding market share gains and operating leverage efficiency within our France operations as well as completing the sale of this operation. The Compensation Committee subjectively determined that 100% of these strategic objectives were accomplished. Finally, the strategic objectives related to rationalizing internal information management platforms, as well as completion of certain cost reduction efforts within our Corporate and Other Segment, received a relative weighting of 12.5%. The Compensation Committee subjectively determined that 50% of these objectives were accomplished in 2018. Based upon each relative weight, the payout ratio was 88%. The weightings of each goal are subjectively determined by the Compensation Committee based on its view of the relative importance to the Company for that year of the strategic goal being accomplished.

Systemax Consolidated Corporate Governance goals relate to continuing improvements in our internal control processes, ethics compliance procedures, and safety protocols that the Compensation Committee believes will generally benefit stockholders as evidenced by the absence of material weaknesses in internal controls and financial reporting, prompt investigation and disposition of any ethical or governance issues that may arise, and the absence of any serious OSHA Matters. The Compensation Committed determined that the Corporate Governance objectives were achieved 100%.

Business Unit and individual objectives for Mr. Dooley, Mr. Clark, and Mr. Kipe related to either discrete quarters or the full year. Our CEO subjectively determined and the Compensation Committee agreed that Mr. Dooley, Mr. Clark, and Mr. Kipe achieved 95.8%, 90.5%, and 71.0% on a weighted average basis of their objectives, respectively. Mr. Dooley's objectives primarily were associated with the financial performance of the Industrial Products Group including Net Sales, Gross Margin, and Operating Income Performance. In addition, Mr. Dooley was assigned objectives associated with sales force productivity enhancements, product management enhancements, and technological enhancements to the primary e-commerce sites within the Industrial Products Group. Mr. Clark’s objectives primarily were associated with Cost Control, technology and process enhancements, staff development, and the execution of certain disposition activities associated with the France IT Business. Mr. Kipe was assigned objectives related to the improvement of DC Operations, efficiency within our supply chain network, and improvements within inventory management. Based upon business unit and individual performance, the Compensation Committee subjectively confirmed that Mr. Clark and Mr. Dooley earned 104%, 103%, and 74%% of these plan components respectively.

The 2018 threshold, target and maximum non-equity incentive amounts for each of our Named Executive Officers are found in the Grants of Plan-Based Awards table / page 41 of this proxy statement.

2019 NEO Plan

In 2019, pursuant to the 2010 LTIP, our Compensation Committee, with input from our CEO, established our 2019 NEO Non-Equity Incentive Plan (“2019 Plan”). The 2019 Plan pertains specifically to the payment of non-equity incentive compensation to NEOs for 2019. Performance metrics, caps, and measurement criteria were modified in 2019. The modifications are as follow for 2019:

Systemax Consolidated Sales Target Financial Component.

•	Sales target amount is payable starting at achievement of in excess of 80% of the sales target financial goal component amount.

•	Sales target amount is capped at 102% of the sales target financial goal component amount.

•	Each 1% variance in actual achievement below the 100% level will generate a 5% negative variance in the target non-equity incentive amount.

•	Each 1% variance in actual achievement above the 100% level generates a 5% positive variance in the target non-equity incentive amount.

•
No non-equity incentive compensation is payable in respect of the sales target if achievement is 80% or less of the sales target while increased payments (up to 110% of the target non-equity incentive compensation amount for this financial component) are payable on a pro rata basis for over achievement of the sales target component.

Systemax Consolidated Adjusted Operating Income Financial Component.

•	The adjusted operating income goal is payable at a level of 100% if the target is achieved.

•	Each $1,500,000 variance in actual achievement below the 100% level will generate a 5% negative variance in the target non-equity incentive compensation amount.

•
Each $1,500,000 variance in actual achievement will generate a 5% positive variance in the target non-equity incentive compensation amount up to 115% of the target non-equity incentive compensation amount for this financial component.

Systemax Consolidated Non-Financial Goals. The non-financial goals are measured based on whether or not the goal is either accomplished or not accomplished during the fiscal year. Accomplishment can be measured at 0%, 25%, 50%, 75%, or 100% levels (as subjectively determined by the Compensation Committee) with target non-equity incentive compensation paid out accordingly.

Business Unit or Individual Goals. Generally, the Business Unit Goals can be measured between 0 and 100% accomplishment, while individual goal accomplishment can be measured at 0%, 50%, 85%, 100%, or 115% levels (as subjectively determined by the Compensation Committee) with target non-equity incentive compensation paid out accordingly. Adjusted Operating Income Performance of each business unit above or below plan, would result in either higher potential or lower potential target non-equity incentive levels.

Compensation Committee Discretion. The Compensation Committee has the discretion to adjust financial targets based on such events as acquisitions or other one-time charges or gains, or other unforeseen circumstances that can skew normal operating results; exercises of such discretion are noted below. Targets and non-equity incentive compensation are also subject to adjustment to prevent unreasonable results in the strict application of these formulas. Executives must generally be employed with Systemax at the time the incentive compensation is paid out to receive the payment, though the Compensation Committee has discretion to waive this requirement.

Under the 2019 Plan, the Compensation Committee set the following non-equity incentive target amounts, non-equity incentive compensation cap percentages and relative percentages weights for each plan component for each of our NEOs in 2019 who are participating in our incentive compensation plans.

As noted above, Messrs Richard, Robert and Bruce Leeds no longer participate in incentive compensation. In addition, as Mr. Reinhold left Systemax as the Chief Executive Officer in January 2019, he will not participate in the 2019 NEO Plan. Finally, since Mr. Kipe will be leaving Systemax in June 2019, he will not participate in the 2019 NEO Plan.

Name	Target ($)	Cap (%)	Net Sales (%)	Adjusted Operating Income (%)	Strategic Objectives (%)	Corporate Governance (%)	Business Unit / Individual Objectives (%)
Barry Litwin	1,113,750	111	20	60	16	4	0
Robert Dooley	600,000	172	0	0	0	0	100
Thomas Clark	225,000	172	0	0	0	0	100

Compensation Committee Report

The Compensation Committee has reviewed and discussed the above Compensation Discussion and Analysis with management. Based on its review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the proxy statement and incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2018.
Submitted by the Compensation Committee of the Board,
Chad M. Lindbloom (Chairman)
Robert D. Rosenthal
Paul S. Pearlman

Compensation Committee Interlocks and Insider Participation

At the end of fiscal 2018, the members of Systemax’s Compensation Committee were Messrs. Litwin, Lindbloom, and Rosenthal.

Mr. Litwin resigned from the Compensation Committee effective when he became CEO of Systemax on January 7, 2019 and Mr. Pearlman was appointed a member of the Compensation Committee effective as of such date.
Except as noted above with Mr. Litwin, Systemax does not employ any current (or former) member of the Compensation Committee and no current (or former) member of the Compensation Committee has ever served as an officer of Systemax.
In addition, none of our current (or former) directors serving on the Compensation Committee has any relationship that requires disclosure under SEC regulations.

Executive Compensation

Summary Compensation Table
The following table sets forth the compensation earned by the Named Executive Officers for fiscal years 2016, 2017 and 2018:

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Richard Leeds Executive Chairman	2018	960,900					30,000	990,900
	2017	725,600				600,000	30,000	1,355,600
	2016	734,400				435,000	30,000	1,199,400
Bruce Leeds Vice Chairman	2018	954,700					30,000	984,700
	2017	600,600				500,000	30,000	1,130,600
	2016	600,000				362,000	30,000	992,000
Robert Leeds Vice Chairman	2018	956,200					30,000	986,200
	2017	603,000				500,000	30,000	1,133,000
	2016	604,000				362,000	30,000	996,000
Lawrence Reinhold Former President & Chief Executive Officer	2018	712,000					358,700	1,070,700
	2017	714,100				2,672,000	85,200	3,471,300
	2016	717,000		415,500	666,500	582,000	51,700	2,432,700
Thomas Clark Vice President & Chief Financial Officer	2018	386,000				193,300	55,500	634,800
	2017	361,700				285,000	24,800	671,500
	2016	231,600		207,800	218,200	75,000	16,600	749,200
Robert Dooley President, Industrial Products Group	2018	615,000				623,600	88,400	1,327,000
	2017	519,400	404,400			595,600	32,800	1,552,200
	2016	514,000			463,000	150,000	25,000	1,152,000
Dave Kipe (5) Senior Vice President & Chief Operations Officer	2018	540,000		162,000	162,000	194,500	25,600	1,105,762
	2017
	2016

(1)
This column represents the fair value of the stock award on the grant date determined in accordance with the provisions of ASC 718. As per SEC rules relating to executive compensation disclosure, the amounts shown exclude the impact of forfeitures related to service based vesting conditions. For additional information regarding assumptions made in calculating the amount reflected in this column, please refer to Note 9 to our audited consolidated financial statements, included in our Annual Report on Form 10-K for fiscal 2018.

(2)
This column represents the fair value of the stock option on the grant date determined in accordance with the provisions of ASC 718. As per SEC rules relating to executive compensation disclosure, the amounts shown exclude the impact of forfeitures related to service based vesting conditions. These amounts were calculated using the Black-Scholes option-pricing model. For additional information regarding assumptions made in calculating the amount reflected in this column, please refer to Note 9 to our audited consolidated financial statements, included in our Annual Report on Form 10-K for fiscal 2018.

(3)
The 2016 figures in this column represent the amount earned in fiscal 2016 (although paid in fiscal 2017) pursuant to the 2016 NEO Plan; the 2017 figures in this column represent the amount earned in fiscal 2017 (although paid in fiscal 2018) pursuant to the 2017 NEO Plan; and the 2018 figures in this column represent the amount earned in fiscal 2018 (although paid in fiscal 2019) pursuant to the 2018 NEO Plan. For more information, see Grants of Plan-Based Awards / page 41 of this proxy statement. Because these payments were based on predetermined performance metrics, these amounts are reported in the Non-Equity Incentive Plan column.

(4)	The elements of compensation included in the “All Other Compensation” column for fiscal 2018 are set forth in the table below.

(5)	Mr. Kipe was not a Named Executive Officer prior to fiscal year 2018, and therefore no amounts are reported for fiscal years 2016 and 2017 in the Summary Compensation Table.

The amounts shown for “All Other Compensation” for fiscal 2018 include: (a) auto-related expenses, (b) Systemax 401(k) contributions, and (c) dividend equivalent payments on unvested restricted stock:

Name	Auto Related Expenses ($)	Systemax 401(k) contributions ($)	Dividend Equivalent Payments on Unvested Restricted Stock ($)	Total ($)
Richard Leeds	30,000	-	-	30,000
Bruce Leeds	30,000	-	-	30,000
Robert Leeds	30,000	-	-	30,000
Lawrence Reinhold	30,000	4,100	324,600	358,700
Thomas Clark	14,400	4,100	37,000	55,500
Robert Dooley	18,000	4,100	66,300	88,400
Dave Kipe	18,000	4,100	3,500	25,600

Grants of Plan-Based Awards
The following table sets forth the estimated possible payouts under the cash incentive awards granted to our Named Executive Officers in respect of 2018 performance under the 2018 NEO Plan.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards
		Threshold ($)	Target ($)	Maximum ($)
Lawrence Reinhold	-	126,900	1,410,000	3,666,000	-	-	-	-
Thomas Clark	-	9,610	187,500	384,375	-	-	-	-
Robert Dooley	-	7,500	600,000	900,000	-	-	-	-
Dave Kipe		3,280	262,500	393,750	-	-	-	-

(1)	Amounts presented assume payment of threshold, target and maximum awards at the applicable level.

Outstanding Equity Awards at Fiscal Year-End for Fiscal 2018
The following table sets forth information regarding stock option and restricted stock awards previously granted to our Named Executive Officers which were outstanding at the end of fiscal 2018.
The market value of the unvested stock award is based on the closing price of one share of our common stock as of December 31, 2018, the last trading day of the fiscal 2018, which was $23.75.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Un-exercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Lawrence Reinhold	50,000	-	13.19	5/18/19	35,000 (1)	831,250
	50,000	-	14.30	11/14/21	30,000 (1)	712,500
	25,000	25,000 (2)	8.31	2/1/26	16,666 (1)	395,817
	50,000	50,000 (3)	8.95	12/14/26
Thomas Clark	5,000	5,000 (3)	8.31	2/1/26	8,333 (4)	197,909
	25,000	25,000 (3)	8.32	11/10/26
Robert Dooley	20,348	20,348 (3)	18.73	3/1/22	20,000 (5)	475,000
	0	25,000 (3)	8.31	2/1/26
	12,500	12,500 (3)	8.95	12/14/26
Dave Kipe	0	17,550 (6)	31.66	10/2/28	5,117 (7)	121,529

(1)	As noted herein, on January 7, 2019 pursuant to Mr. Reinhold's separation agreement , all of Mr. Reinhold's unvested restricted stock units accelerated and vested.

(2)	Pursuant to Mr. Reinhold's January 7, 2019 consulting agreement , 25,000 unvested options were surrendered and terminated.

(3)	Options vest 25% per year over four years from date of grant. The grant date for each option is ten years prior to the option expiration date.

(4)	Restricted stock units vest in three installments: 8,334 shares on February 1, 2017; 8,333 shares on February 1, 2018; and 8,333 shares on February 1, 2019.

(5)	Restricted stock units vest in ten equal annual installments of 5,000 beginning March 1, 2013.

(6)	Upon Mr. Kipe's separation, all unvested options shall terminate.

(7)	Upon Mr. Kipe's separation, all unvested restricted stock units shall be canceled.

Option Exercises and Stock Vested For Fiscal 2018
The table below shows stock options that were exercised, and restricted stock units that vested, during fiscal 2018 for each of our Named Executive Officers:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
Lawrence Reinhold	50,000 50,000	1,000,500 1,288,500	17,500 (2) 10,000 (2) 16,667 (2)	533.050 279,600 508,010
Thomas Clark	10,000 15,000	212,800 340,512	8,333 (3)	253,990
Robert Dooley	37,500 25,000 4,652	1,141,375 306,750 53,973	5,000 (4)	142,150
Dave Kipe	-	-	-	-

(1)
The amount in this column reflects the aggregate dollar amount realized upon the vesting of the restricted stock unit, determined by the market value of the underlying shares of common stock on the vesting date.

(2)	As noted herein, on January 7, 2019 pursuant to Mr. Reinhold's separation agreement , all of Mr. Reinhold's unvested restricted stock units accelerated and vested.

(3)
Pursuant to a grant of restricted stock units on February 1, 2016, the restricted stock units vest in three installments, 8,334 on February 1, 2017, 8,333 on February 1, 2018 and 8,333 on February 1, 2019.

(4)	Pursuant to a grant of restricted stock units on March 1, 2012, the restricted stock units vest in ten equal annual installments of 5,000 units each, beginning on March 1, 2013.

Employment Arrangements of the Named Executive Officers
The 2019 salary levels discussed below reflect the Compensation Committee’s view that such levels are appropriate in light of the current business performance and expected performance in 2019, and takes into account the other compensation elements applicable to each employee.

Richard Leeds – Richard Leeds has no employment agreement and is an “at will” employee. Base salary accounted for 97% of Mr. Leeds total cash compensation for 2018. Mr. Leeds’ base salary for 2019 is set at $950,000.

Bruce Leeds – Bruce Leeds has no employment agreement and is an “at will” employee. Base salary accounted for 97% of Mr. Leeds total cash compensation for 2018. Mr. Leeds’ base salary for 2019 is set at $950,000.

Robert Leeds – Robert Leeds has no employment agreement and is an “at will” employee. Base salary accounted for 97% of Mr. Leeds total cash compensation for 2018. Mr. Leeds’ base salary for 2019 is set at $950,000.

Barry Litwin – Systemax entered into an employment agreement with Mr. Litwin to employ him as Chief Executive Officer, commencing January 7, 2019 The agreement provides for a minimum annual base salary of $825,000 and an annual cash bonus (the “Bonus”) in an amount to be determined by Systemax under its NEO Plan, which Bonus generally will range from 0%-150% of Mr. Litwin’s annual base salary, with an on-target performance payout of 135% of annual base salary, assuming Mr. Litwin meets the performance objectives (including the financial and other performance objectives) established for him by Systemax. In addition, Mr. Litwin is entitled to a car allowance. Mr Litwin also received a one-time cash sign-on bonus of $614,000; the sign on bonus is subject to repayment (all if terminated in year one, and half if terminated before the end of year two, of the his employment period) if Mr. Litwin’s employment terminates due to his voluntary resignation without “good reason” (as defined) or is terminated by the Company for “cause” (as defined) during the first two years of his employment period. Mr. Litwin's salary for 2019 is set at $825,000.

Robert Dooley – Mr. Dooley has no employment agreement and is an “at will” employee. Base salary accounted for 66% of Mr. Dooley’s total cash compensation for 2018. Mr. Dooley’s non-equity incentive compensation for 2018 was determined as described above under the heading 2018 NEO Plan. Mr. Dooley’s base salary for 2019 is set at $615,000. Compensation that may become payable following the termination of his employment or a change in control of Systemax, are discussed below under Potential Payments Upon Termination or Change in Control / page 45 of this proxy statement.

Thomas Clark – Mr. Clark has no employment agreement and is an “at will” employee. Base salary accounted for 61% of Mr. Clark’s total cash compensation for 2018. Mr. Clark’s non-equity incentive compensation for 2018 was determined as described above under the heading 2018 NEO Plan. Mr. Clark’s base salary for 2019 is set at $450,000. Compensation that may become payable following the termination of his employment or a change in control of Systemax, are discussed below under Potential Payments Upon Termination or Change in Control / page 45 of this proxy statement.

Lawrence Reinhold – Under Mr. Reinhold's previously disclosed separation agreement on January 7, 2019, he became entitled to receive separation payments as follows: (i) one year’s base salary and the average of Mr. Reinhold’s bonus for fiscal years 2016 and 2017; and (ii) his auto allowance and reimbursement of up to 12 months COBRA medical benefits payments. In addition, pursuant to the separation agreement, all of his unvested restricted stock units accelerated and vested. On the separation date, Mr. Reinhold entered into a two year consulting agreement with Systemax, pursuant to which certain option awards previously granted to Mr. Reinhold were terminated, continue to vest or remain exercisable in accordance with their terms during the ongoing consultancy period. Base salary accounted for 46% of Mr. Reinhold’s total cash compensation for 2018.

Dave Kipe – As noted herein, Mr, Kipe will be leaving Systemax in June 2019 and entered into a separation agreement pursuant to which he will receive the separation payments discussed below under Potential Payments Upon Termination or Change in Control / page 45 of this proxy statement, as well as a $75,000 retention bonus for working through his separation date and a target of $140,000 transition bonus for completing certain projects prior to his separation date. Mr. Kipe's base salary accounted for 49% of Mr. Kipe’s total cash compensation for 2018.

Potential Payments Upon Termination of Employment or Change in Control
Lawrence Reinhold. As noted herein, Mr, Reinhold entered into a separation agreement pursuant to which he will receive the compensation described under Employment Arrangements of the Named Executive Officers / page 44 of this proxy statement.

The following description is a historical description of what Mr. Reinhold would have been entitled to receive under his employment agreement as of December 31, 2018. Under Mr. Reinhold's employment agreement, his employment was terminable upon death or total disability, by Systemax for “cause” (as defined) or without “cause”, or by Mr. Reinhold voluntarily for any reason or for “good reason” (as defined). In the event of termination for death, total disability, cause or voluntary termination by Mr. Reinhold, Systemax would owe no further payments under his employment agreement other than as applicable under disability or medical plans and any accrued but unused vacation time (up to four weeks) and the pro rata non-equity incentive compensation payment noted below. In the event of termination for total disability or death, Mr. Reinhold would also receive the pro rata portion of any non-equity incentive compensation payment which would otherwise be paid based on the average annual non-equity incentive compensation payment received for the prior two years, such payment shall be made within 75 days following the end of the calendar year in which such termination due to total disability or death occurred. If Mr. Reinhold resigned for “good reason” or if Systemax terminated him without “cause”, he would have been entitled to receive, (i) severance payments equal to 12 months’ base salary, payable in accordance with Systemax’s normal payroll practices over a period of twelve months (the “Severance Period”); (ii) the pro rata non-equity incentive compensation which would otherwise be paid based on the average annual non-equity incentive compensation received for the prior two years, such payment shall be made at the end of the year in which such termination occurred, and (iii) reimbursement during the Severance Period for COBRA insurance coverage. In the event Mr. Reinhold’s employment was terminated without “cause” or if he resigned for “good reason” within 60 days prior to or one year following a “Change in Control” the severance payments would have been increased to equal 24 months’ base salary and the Severance Period would have been extended to 24 months following termination. Notwithstanding the foregoing, any payment scheduled to be made to Mr. Reinhold after his termination of employment would not have been made until the date six months after the date of the termination of employment to the extent necessary to comply with Section 409A(a)(B)(i) of the Code and applicable Treasury Regulations. Under Mr. Reinhold's employment agreement, a “Change in Control” was defined as : (i) approval by the stockholders of Systemax of (I) a reorganization, merger, consolidation or other form of corporate transaction or series of transactions, in each case, with respect to which the Majority Stockholders (as defined) cease to own, directly or indirectly, in the aggregate at least 40% of the then outstanding shares of our common stock or the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated company’s then outstanding voting securities, in substantially the same proportions as their ownership immediately prior to such reorganization, merger, consolidation or other transaction, or (II) the sale of all or substantially all of the assets of Systemax; (ii) the acquisition by any person, entity or “group”, within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act, of beneficial ownership within the meaning of Rule 13-d promulgated under the Securities Exchange Act which would result in the Majority Stockholders ceasing to own, directly or indirectly, in the aggregate, at least 40% of the then outstanding shares of our common stock; or (iii) the approval by the stockholders of Systemax of the complete liquidation or dissolution of Systemax.
Robert Dooley, Thomas Clark, Lawrence Reinhold and Dave Kipe. Pursuant to the restricted stock unit agreements with Mr. Reinhold (dated February 1, 2016, November 11, 2011 and August 25, 2010), Mr. Clark (dated February 1, 2016), and Mr. Dooley (dated March 1, 2012): (i) if the named executive is terminated for cause, any unvested portion of his restricted stock units will terminate and be forfeited; (ii) in the event of a change in control, the named executive will become immediately vested in all of the restricted stock units held by him as of the date of the change in control; (iii) If the named executive’s employment is terminated without cause or for good reason, he will become immediately vested in all non-vested units and will become immediately entitled to a distribution of that number of shares of common stock of Systemax that are represented by those vested restricted stock units; and (iv) if the applicable named executive’s employment is terminated due to total disability or death, his estate or designated beneficiary(ies), whichever is applicable, will become immediately vested (x) in 50% of the non-vested restricted stock units, with respect to the restricted stock units held by Mr. Dooley and with respect to a portion of the restricted stock units held by Mr. Reinhold, and (y) in all non-vested units and will become immediately entitled to a distribution of that number of shares of common stock of Systemax that are represented by those vested restricted stock units, with respect to the restricted stock units held by Mr. Clark and with respect to a portion of the restricted stock units held by Mr. Reinhold. The foregoing description was previously applicable to a portion of the restricted stock units held by Mr. Reinhold, all of which became vested upon the cessation of Mr. Reinhold's employment with the Company.
Pursuant to our standard option agreements, in the event the employment of an above named executive is terminated for any reason other than death, total disability or cause, the vested portions of his options will be exercisable for up to three months, and the unvested portion will be forfeited. In the event of death or total disability, the vested portion of his option will be exercisable for up to one year, and the unvested portion will be forfeited. In the event of termination for cause, all unexercised options (vested and unvested) will be forfeited.
Pursuant to the stock option agreements with Mr. Reinhold (dated February 1, 2016 and December 14, 2016), Mr. Dooley (dated February 1, 2016 and December 14, 2016 ) and Mr. Clark (dated November 10, 2016 ), if the named executive’s employment is terminated without cause or for good reason within six months following a “change in control”, such named executive will become immediately vested in all outstanding unvested stock options, and all of the named executive’s outstanding options shall remain exercisable in accordance with their terms, but in no event for less than 90 days after such termination.
Dave Kipe. As noted herein, Mr, Kipe will be leaving Systemax in June 2019 and entered into a separation agreement pursuant to which he will receive the compensation described below and under Employment Arrangements of the Named Executive Officers / page 44 of this proxy statement. As of December 31, 2018, pursuant to Mr. Kipe's offer letter, if his employment was terminated by Systemax without "cause" he would have been entitled to receive (i) severance payments equal to six months' base salary payable in accordance with Systemax’s normal payroll practices over a period of six months (the "DK Severance Period"); (ii) auto allowance during the DK Severance Period; and (iii) reimbursement during the DK Severance Period for COBRA insurance coverage.

The tables below describes potential payments and benefits upon termination of employment or change in control as of December 31, 2018, the last day of fiscal 2018, and using the closing price of our common stock on December 31, 2018, the last trading day of fiscal 2018. These amounts are estimates and the actual amounts to be paid can only be determined at the time of the termination of employment or the date of the change in control.
Lawrence Reinhold
The following represents the payments payable Mr. Reinhold in accordance with his employment agreement as in effect on December 31, 2018, and does not reflect the payments under his separation agreement:

Type of Payment	Termination by Systemax without “Cause” or Resignation by Employee for “good reason” ($)	Termination Due to Death or Total Disability ($)	Change In Control Only ($)	Termination by Systemax without “Cause” or Resignation by Employee for “good reason” within a certain period of time prior to or following a Change in Control ($)
Cash Compensation (Salary & Non-Equity Incentive Compensation)	2,048,000 (1)	1,336,000 (2)	-	2,760,000 (3)
Value of Accelerated Vesting of Stock Option Awards	-	-	-	1,126,000 (4)
Value of Accelerated Vesting of Restricted Stock Unit Awards	1,939,568 (5)	1,167,693 (6)	1,939,568 (5)	-
Medical and Other Benefits	10,718 (7)	-	-	21,436 (8)
Total	3,998,286	2,506,693	1,939,568	3,907,436

(1)	Represents one year’s base salary ($712,000) and the average annual non-equity incentive compensation paid to Mr. Reinhold for fiscal years 2017 and 2018 ($1,336,000).

(2)	Represents the average annual non-equity incentive compensation paid to Mr. Reinhold for fiscal years 2017 and 2018 ($1,336,000).

(3)
Represents two year’s base salary ($1,424,000) and the average annual non-equity incentive compensation paid to Mr. Reinhold for fiscal years 2017 and 2018 ($1,336,000). Payments are made to Mr. Reinhold only if he is terminated without “cause” or resigns for “good reason” within 60 days prior to, or one year following, a Change of Control.

(4)
Represents accelerated vesting of 75,000 stock options. Pursuant to Mr. Reinhold’s stock option agreements (dated February 1, 2016 and December 14, 2016), if Mr. Reinhold’s employment was terminated without cause or for good reason within six months following a “change in control”, he would become immediately vested in all outstanding unvested stock options, and all of Mr. Reinhold’s outstanding options would remain exercisable in accordance with their terms, but in no event for less than 90 days after such termination.

(5)	Represents accelerated vesting of 81,666 unvested restricted stock units.

(6)
Represents accelerated vesting of 49,166 unvested restricted stock units. Pursuant to Mr. Reinhold’s restricted stock unit agreements (dated August 25, 2010 and November 14, 2011), on the event of Mr. Reinhold’s death or total disability, 32,500 restricted stock units (50% of the unvested restricted stock units granted under such agreements) would vest. Pursuant to Mr. Reinhold’s restricted stock unit agreement (dated February 1, 2016), on the event of Mr. Reinhold’s death or total disability,16,666 restricted stock units (100% of the unvested restricted stock units granted under such agreement) would vest.

(7)	Represents reimbursement of medical and dental insurance payments under COBRA for twelve months.

(8)	Represents reimbursement of medical and dental insurance payments under COBRA for 24 months.

Thomas Clark

Type of Payment	Termination by Systemax without “Cause” or Resignation by Employee for “good reason” ($)	Termination Due to Death or Total Disability ($)	Change In Control Only ($)	Termination by Systemax without “Cause” or Resignation by Employee for “good reason” within a certain period of time prior to or following a Change in Control ($)
Cash Compensation (Salary & Non-Equity Incentive Compensation)	-	-	-	-
Value of Accelerated Vesting of Stock Option Awards	-	-	-	385,750 (1)
Value of Accelerated Vesting of Restricted Stock Unit Awards	197,909 (2)	197,909 (3)	197,909 (2)	-
Medical and Other Benefits	-	-	-	-
Total	197,909	197,909	197,909	385,750

(1)
Represents accelerated vesting of 25,000 stock options. Pursuant to Mr. Clark’s stock option agreement (dated November 10, 2016), if Mr. Clark’s employment is terminated without cause or for good reason within six months following a “change in control”, he will become immediately vested in all outstanding unvested stock options, and all of Mr. Clark’s outstanding options shall remain exercisable in accordance with their terms, but in no event for less than 90 days after such termination.

(2)	Represents accelerated vesting of 8,333 unvested restricted stock units.

(3)
Represents accelerated vesting of 8,333 unvested restricted stock units. Pursuant to Mr. Clark’s restricted stock unit agreement (dated February 1, 2016), on the event of Mr. Clark’s death or total disability, 8.333 restricted stock units (100% of the unvested restricted stock units granted under such agreement at December 31, 2018) would vest.

Robert Dooley

Type of Payment	Termination by Systemax without “Cause” or Resignation by Employee for “good reason” ($)	Termination Due to Death or Total Disability ($)	Change In Control Only ($)	Termination by Systemax without “Cause” or Resignation by Employee for “good reason” within a certain period of time prior to or following a Change in Control ($)
Cash Compensation (Salary & Non-Equity Incentive Compensation)	-	-	-	-
Value of Accelerated Vesting of Stock Option Awards	-	-	-	571,000(1)
Value of Accelerated Vesting of Restricted Stock Unit Awards	475,000 (2)	237,500 (3)	475,000 (2)	-
Medical and Other Benefits	-	-	-	-
Total	475,000	237,500	475,500	571,000

(1)
Represents accelerated vesting of 37,500 stock options. Pursuant to Mr. Dooley’s stock option agreements (dated February 1, 2016 and December 14, 2016), if Mr. Dooley’s employment is terminated without cause or for good reason within six months following a “change in control”, he will become immediately vested in all outstanding unvested stock options, and all of Mr. Dooley’s outstanding options shall remain exercisable in accordance with their terms, but in no event for less than 90 days after such termination.

(2)	Represents accelerated vesting of 20,000 unvested restricted stock units.

(3)
Represents accelerated vesting of 10,000 unvested restricted stock units. Pursuant to Mr. Dooley’s restricted stock unit agreement (dated March 1, 2012), on the event of Mr. Dooley’s death or total disability, 10,000 restricted stock units (50% of the unvested restricted stock units granted under such agreement at December 31, 2018) would vest.

Dave Kipe

Type of Payment	Termination by Systemax without “Cause” ($)	Termination Due to Death or Total Disability ($)	Change In Control Only ($)	Termination by Systemax without “Cause” or Resignation by Employee for “good reason” within a certain period of time prior to or following a Change in Control ($)
Cash Compensation (Salary & Non-Equity Incentive Compensation)	270,000 (1)	-	-	-
Value of Accelerated Vesting of Stock Option Awards	-	-	-	-
Value of Accelerated Vesting of Restricted Stock Unit Awards	-	-	-	-
Medical and Other Benefits	14,673 (2)	-	-	-
Total	284,673	-	-	-

(1)	Represents six-months base salary.

(2)	Represents reimbursement of auto allowance and medical, dental and vision insurance payments under COBRA for six months.

Director Compensation

General Policy
Our policy is not to pay compensation to directors who are also employees of Systemax or any of our subsidiaries. Directors are reimbursed for reasonable travel and out-of-pocket expenses incurred for attending Board and Committee meetings and are covered by our travel accident insurance policy for such travel.
The table below shows the elements and amounts of compensation that we paid our non-management directors for fiscal 2018.

Compensation Element	Amount ($)
Retainers (1)	65,000
Restricted Stock Units (2)	40,000
Committee Chair Annual Retainers (1)
Audit Committee	20,000
Compensation Committee	10,000
Nominating/Corporate Governance Committee	10,000
Lead Independent Director Retainer (1)	20,000

(1)	Retainer amounts are paid in quarterly installments.

(2)
Each non-management director receives an annual grant of restricted stock units each year immediately following the annual stockholders meeting in an amount equal to $40,000 divided by the closing price per share during the 20 trading days preceding the date of the annual meeting (rounded up to the nearest whole number of shares). Such restricted stock units are generally subject to forfeiture if the holder is not a director of Systemax on the date of the second annual meeting following such grant, and cannot be sold while so restricted; such restrictions lapse if the holder dies or becomes disabled or there is a change of control, as defined in the grant agreement. Cash dividend equivalents are paid on unvested restricted stock.

Non-Management Director Compensation in Fiscal 2018
The non-management directors received the following compensation during fiscal 2018:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)	All Other Compensation ($)	Total ($)
Barry Litwin (2)	70,000	40,000	-	4,340(3)	114,340
Robert D. Rosenthal	110,000	40,000	-	5,092(3)	155,092
Chad M. Lindbloom	75,000	40,000	-	2,515(3)	117,515
Paul S. Pearlman (4)	-	-	-	-	-
Lawrence Reinhold (5)	-	-	-	-	-

(1)
This column represents the fair value of the stock award on the grant date determined in accordance with the provisions of ASC 718. As per SEC rules relating to executive compensation disclosure, the amounts shown exclude the impact of forfeitures related to service based vesting conditions. For additional information regarding assumptions made in calculating the amount reflected in this column, please refer to Note 7 to our audited consolidated financial statements, included in our Annual Report on Form 10-K for fiscal 2018.

(2)
Mr. Litwin became the CEO of Systemax in January 2019 and as of the time of such appointment Mr. Litwin will no longer receive the standard cash and equity compensation normally paid to its non-employee directors, as our policy is not to pay compensation to directors who are also employees of the Company.

(3)	Dividend equivalent payments on unvested restricted stock.

(4)
No information has been provided for Mr. Pearlman, as he was appointed a director in January 2019. Starting with his appointment, he shall receive the standard cash and equity compensation paid to our non-employee directors.

(5)
No information has been provided for Mr. Reinhold as until January 2019, he was an employee of Systemax. Following his separation, of employment, Mr. Reinhold remains a director, and he receives the standard cash and equity compensation paid to our non-employee directors.

CEO Pay Ratio Disclosure

As permitted under the SEC rules, in order to identify our “median employee” to compare to our CEO, we took into account our entire employee population (other than our CEO) at December 31, 2018, located in the United States, Canada, and India, including full, part-time and temporary/seasonal employees (1,400 Employees). We used the compensation components utilized in the Summary Compensation Table / page 39 of this proxy statement (“SCT”) for the period from January 1, 2018 to December 31, 2018 as the compensation measure to identify the median employee, and the median employee’s compensation. We annualized total compensation for those employees who commenced work during 2018, and excluded our cost of providing health and wellness benefits for all employees.

The pay ratio specified below is a reasonable estimate calculated in a manner that is intended to be consistent with Item 402(u) of Regulation S-K under the Exchange Act. In calculating Total Compensation for our median employee and CEO, we included, among other things, base salary, overtime, incentive payments, and stock-based compensation (based on the grant date fair value of awards granted during 2018); therefore, the CEO's Total Compensation for purposes of this calculation matches the Total Compensation described in the Summary Compensation Table / page 39 of this proxy statement.

The median team member's estimated Total Compensation for 2018 was $43,500. The ratio of CEO pay to median team member pay is estimated to be 25 to 1. Assuming normalized non equity incentive compensation, the ratio of CEO pay to the median team member pay is estimated to be 62 to 1.

Additional Matters

Solicitation of Proxies

The cost of soliciting proxies for the Annual Meeting will be borne by Systemax. In addition to solicitation by mail and over the internet, solicitations may also be made by personal interview, fax and telephone. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy material to their principals and Systemax will reimburse them for expenses in so doing.
Consistent with our confidential voting procedure, directors, officers and other regular employees of Systemax, as yet undesignated, may also request the return of proxies by telephone or fax, or in person.

Submitting Stockholder Proposals and Director Nominations for the Next Annual Meeting

Stockholder proposals intended to be presented at the 2020 annual meeting, including proposals for the nomination of directors, must be received by December 24, 2019 to be considered for the 2020 annual meeting pursuant to Rule 14a-8 under the Exchange Act.
Stockholders proposals should be mailed to Systemax Inc., Attention: Investor Relations, 11 Harbor Park Drive, Port Washington, NY 11050.
Any proposal for a director nominee shall contain at a minimum:

•	the name and address of the stockholder making the recommendation;

•	if the stockholder is not a stockholder of record, a representation and satisfactory proof of share ownership;

•
a description of all direct and indirect related party transactions, compensation and other material monetary arrangements, agreements or understandings during the past three years, and any other material relationship, if any, between the stockholder and its respective affiliates or associates, or others with whom they are acting in concert, on the one hand, and the nominee and his or her respective affiliates, associates and others with whom they are acting in concert, on the other hand;

•	whether the stockholder has been involved in any legal proceeding during the past 10 years;

•	the nominee’s name, age, address and other contact information;

•	any direct or indirect holdings, beneficially and/or of record, of our securities by the nominee;

•	any information regarding the nominee required to be disclosed about directors under applicable securities laws and/or stock exchange requirements;

•	information regarding related party transactions with Systemax and/or the stockholder submitting the nomination and/or the nominee;

•	any actual or potential conflicts of interest; and

•
the nominee’s biographical data, current public and private company affiliations, employment history (including current principal employment) and qualifications and status as “independent” under applicable securities laws and stock exchange requirements.

Nominees proposed by stockholders will receive the same consideration as other nominees.

Other Matters

The Board does not know of any matter other than those described in this proxy statement that will be presented for action at the Annual Meeting. If other matters properly come before the Annual Meeting, the persons named as proxies intend to vote the shares they represent in accordance with their judgment.
A COPY OF OUR FORM 10-K FOR FISCAL 2018 IS INCLUDED AS PART OF OUR ANNUAL REPORT ALONG WITH THIS PROXY STATEMENT, WHICH ARE AVAILABLE AT www.proxyvote.com.

Available Information

We maintain a website at www.systemax.com. We file reports with the SEC and make available free of charge on or through our website our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, including all amendments to those reports. These are available as soon as is reasonably practicable after they are filed with the SEC. All reports mentioned above are also available from the SEC’s website (www.sec.gov). The information on our website or any report we file with, or furnish to, the SEC is not part of this proxy statement.
The Board has adopted the following corporate governance documents:

•	Charter for the Audit Committee of the Board (last amended March 2017).

•	Charter for the Compensation Committee of the Board (last amended May 2013).

•	Charter for the Nominating/Corporate Governance Committee of the Board (last amended January 2015).

•	Corporate Ethics Policy (last amended January 2019).
Applies to all of our directors, officers (including our Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer, Controller and any person performing similar functions) and employees.

•	Corporate Governance Guidelines and Principles (last amended March 2017).
Establishes our corporate governance principles and practices on a variety of topics, including the responsibilities, composition and functioning of the Board.

In accordance with the corporate governance rules of the NYSE, each of these corporate governance documents is available on our web site (www.systemax.com under “Investors—Corporate Governance—Corporate Governance Documents”).